                                         This filing is made pursuant
                                         to Rule 424(b)(2) under
                                         the Securities Act of
                                         1933 in connection with
                                         Registration No. 333-60264
PROSPECTUS SUPPLEMENT
(To Prospectus dated May 10, 2001)

                                 $1,500,000,000

                                  [ILFC LOGO]
                    INTERNATIONAL LEASE FINANCE CORPORATION


                          MEDIUM-TERM NOTES, SERIES M

                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

--------------------------------------------------------------------------------

We, International Lease Finance Corporation, may offer from time to time our Medium-Term Notes, Series M. We will provide the specific terms of any notes offered in a pricing supplement. Unless the pricing supplement provides otherwise, the notes offered will have the following generic terms:

- The notes will mature more than 9 months from the date of issue.

- The notes will bear interest at either a fixed rate, which may be zero, at an amortizing fixed rate or at a floating rate. Floating rate interest may be based on one or more of the following rates:

  - CD Rate

  - CMT Rate

  - Commercial Paper Rate

  - Eleventh District Cost of Funds Rate

  - Federal Funds Rate

  - LIBOR

  - Prime Rate

  - Treasury Rate

  - Any other rate specified in the applicable pricing supplement.

- Interest on fixed rate notes will be paid on April 15 and October 15.

- Interest payment dates for amortizing fixed rate notes will be provided in a pricing supplement.

- Payments on notes issued as indexed notes will be determined by reference to the index specified in the pricing supplement.

- Interest will be paid on floating rate notes on a monthly, quarterly, semi-annual or annual basis as specified in a pricing supplement.

- The notes will be held in global form by or on behalf of The Depository Trust Company, as Depositary, or issued in definitive form.

- Any redemption and repurchase provisions applicable to the notes will be specified in the applicable pricing supplement.

- The notes will be in minimum denominations of $1,000, increased in multiples of $1,000.

We may offer the notes on a continuous basis through the agents listed below, who have agreed to use their best efforts to sell the notes. We may also sell the notes to the agents as principal for resale at terms agreed to by us. If we sell all of the notes, we expect to receive proceeds therefrom of between $1,488,750,000 and $1,498,125,000, after paying the agents' discounts and commissions of between $11,250,000 and $1,875,000. However, the agents' discounts and commissions may exceed these amounts with respect to sales of notes with stated maturities in excess of 30 years.

--------------------------------------------------------------------------------

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The notes will be unsecured obligations ranking equally with other debt obligations. There will be no sinking fund established for the payment of the notes. We do not intend to list the notes on any securities exchange and the notes will not have an established trading market when issued.

LEHMAN BROTHERS
        SALOMON SMITH BARNEY
                  MERRILL LYNCH & CO.
                           JP MORGAN
                                   MORGAN STANLEY DEAN WITTER
                                          BANC OF AMERICA SECURITIES LLC

                                                            GOLDMAN, SACHS & CO.

THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JUNE 15, 2001.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE ARE OFFERING TO SELL THE NOTES, AND SEEKING OFFERS TO BUY THE NOTES, ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS SUPPLEMENT AND THE DATE OF THE ACCOMPANYING PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR ANY SALES OF THE NOTES.

                           -------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
PROSPECTUS SUPPLEMENT

Description of Medium-Term Notes, Series M..................   S-3
Certain United States Federal Income Tax Considerations.....  S-27
Plan of Distribution........................................  S-35

PROSPECTUS

Summary.....................................................     3
Where You Can Find More Information.........................     5
The Company.................................................     5
American International Group, Inc...........................     6
Use of Proceeds.............................................     6
Prospectus Supplement.......................................     6
Description of Debt Securities..............................     6
Plan of Distribution........................................    17
Experts.....................................................    18
Legal Matters...............................................    18

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                   DESCRIPTION OF MEDIUM-TERM NOTES, SERIES M

     The following description of the particular terms of our Medium Term Notes, Series M (the "Notes") is in addition to, and if inconsistent replaces, the description and general terms of the notes set forth under "Description of Debt Securities" in the Prospectus. The particular terms of any Notes sold in connection with a pricing supplement will be described in the pricing supplement. The general terms and conditions for the Notes set forth in this Prospectus Supplement will apply to the Notes, unless the applicable pricing supplement provides otherwise. Any capitalized terms we use and do not define have the meaning given to them in the Prospectus, the Notes or the Indenture, as the case may be.

GENERAL

     We will issue the Notes under the Indenture dated as of November 1, 2000 (the "Indenture"), between the Company and The Bank of New York, as trustee (the "Trustee"). The Notes will rank equally with all our other unsecured and unsubordinated indebtedness. We may issue the Notes from time to time in an aggregate principal amount of up to $1,500,000,000. The Indenture allows us to reopen a series of securities, including the Notes, and issue additional securities of that series without the consent of the holders of the series.

     The Notes will mature on any day more than nine months from the date of issue, as set forth in the applicable pricing supplement. Except as may be provided in the applicable pricing supplement, the Notes will be issued only in fully registered form in denominations of $1,000 each. There will not be any sinking fund established for the payment of the Notes. Notes will be issued as either book-entry securities or as a certificated Note, as specified in the pricing supplement.

     We may, from time to time, reopen an issue of notes and issue additional notes with the same terms (including maturity and interest payment terms) as notes issued on an earlier date. After such additional notes are issued they will be fungible with the previously issued notes to the extent specified in the applicable pricing supplement.

     The Notes will be offered by us on a continuing basis. Except as set forth in the Prospectus under "Description of Debt Securities -- Global Securities," book-entry Notes will not be issuable as certificated Notes. The laws of some states may require that certain purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to own, transfer or pledge beneficial interests in book-entry Notes. For more information, see "Description of Debt Securities -- Global
Securities -- Book-Entry System" set forth in the Prospectus.

     If Notes are issued in certificated form, you may present the Notes for payment of principal and interest, or register the transfer and exchange of the Notes only in the manner and to the extent set forth in the Prospectus under "Description of Debt Securities -- Global Securities." The current agent for the payment, transfer and exchange of the Notes is U.S. Bank Trust National Association, acting through its corporate trust office of the Trustee in the Borough of Manhattan, City of New York, State of New York at the following address: 101 Barclay Street, Floor 7E, New York, New York, 10286.

     The applicable pricing supplement will specify:

     - the price at which a Note is to be sold

     - the interest rate or interest rate formula

     - interest payment dates

     - maturity

     - currency or composite currency

     - principal amount

     - any other terms of the Notes.

     The Notes will be issued in United States dollars and payments of principal, premium, if any, and interest on the Notes will also be in United States dollars, unless the applicable pricing supplement states otherwise. In the event we issue a Note denominated in a foreign currency, we will provide additional information relating to particular risks from investment in foreign currency Notes, and certain information regarding tax consequences to holders of foreign currency Notes, in the applicable pricing supplement.

     Floating rate Notes will mature on an Interest Payment Date (as defined below), unless otherwise specified in the pricing supplement.

     The following terms used in this Prospectus Supplement have the following meanings:

     "Business Day" means any day that is not a Saturday or Sunday and that, in the City of New York (and, with respect to LIBOR Notes, the City of London), is not a day on which banking institutions are generally authorized or obligated by law to close.

     "Interest Payment Date" means with respect to any Note, the date on which regularly scheduled interest on the Note is due and payable. Interest Payment Dates will be specified in the applicable pricing supplement.

     "London Business Day" means any day on which dealings in deposits in U.S. Dollars are transacted in the London interbank market.

     "Maturity" or "Maturity Date" means the date on which the principal of a Note becomes due and payable as provided in the Indenture, whether at the Stated Maturity or by declaration of acceleration, redemption, repayment or otherwise.

     "Record Date" means with respect to any Interest Payment Date, the date 15 calendar days prior to the Interest Payment Date, whether or not the date is a Business Day.

PAYMENT OF PRINCIPAL AND INTEREST

     We will pay interest to the person in whose name the Note is registered at the close of business on the applicable Record Date; provided that the interest payable upon maturity, redemption or repayment will be payable to the person to whom principal is payable. We will make the initial interest payment on a Note on the first Interest Payment Date falling after the date the Note is issued; provided, however, that payments of interest (or, in the case of an Amortizing Note, principal and interest) on a Note issued less than 15 calendar days before an Interest Payment Date will be paid on the next succeeding

Interest Payment Date to the holder of record on the next succeeding Record Date, unless otherwise specified in the applicable pricing supplement.

     We will make payments of principal, premium, if any, and interest on the Notes at the office or agency of the Trustee in the Borough of Manhattan, City of New York, State of New York, or at the other place or places designated in the Indenture. We may choose to pay interest, other than interest payable at maturity, by check mailed to registered holders.

     Unless otherwise specified in the applicable pricing supplement, if the principal of any Note issued with original issue discount is declared to be due and payable immediately as described under "Description of Debt
Securities -- Events of Default" in the Prospectus, the amount of principal due and payable with respect to the Note shall be limited to the aggregate principal amount (or face amount, in the case of a Note with indexed principal) of the Note multiplied by the sum of its issue price (expressed as a percentage of the aggregate principal amount) plus the original issue discount amortized from the date of issue to the date of declaration. The amortization is calculated using the "interest method," computed in accordance with generally accepted accounting principles in effect on the date of declaration.

Interest Payment Dates

     A Note will bear interest from its date of issue at either (a) a fixed rate, which may be zero in the case of certain original issue discount Notes or
(b) rates determined by reference to the interest rate formula specified in the applicable pricing supplement, until the principal is paid at maturity or otherwise. Interest Payment Dates for fixed rate Notes will be April 15 and October 15 of each year, unless otherwise specified in the applicable pricing supplement, and at Maturity. Except as otherwise described in this Prospectus Supplement or the applicable pricing supplement, floating rate Notes Interest Payment Dates will be determined by the dates the floating rate Notes reset, as provided below:

     - For floating rate Notes that reset daily, weekly or monthly, Interest Payment Dates will be the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable pricing supplement;

     - For floating rate Notes that reset quarterly, Interest Payment Dates will be the third Wednesday of March, June, September and December of each year;

     - For floating rate Notes that reset semiannually, Interest Payment Dates will be the third Wednesday of the two months of each year specified in the applicable pricing supplement; and

     - For floating rate Notes that reset annually, Interest Payment Dates will be the third Wednesday of the month specified in the applicable pricing supplement.

     Interest will also be payable on the Maturity Date.

     Unless otherwise specified in the applicable pricing supplement, we will pay the principal and interest due at Maturity to holders in immediately available funds upon presentation of the Notes. If certificated Notes are issued to holders, we may choose to pay interest due, other than at Maturity, by check. However, those holders of certificated Notes in an aggregate principal amount equal to $10 million or more with identical

Interest Payment Dates may at their option receive payments of interest, other than at Maturity, by wire transfer. Payment by wire transfer to those holders will be in immediately available funds to a designated account in the United States. The Trustee must receive written instructions from those holders electing the wire transfer interest payment method by the regular Record Date for the related Interest Payment Date. Any instructions provided to the Trustee will remain in effect with respect to payments of interest made to those holders on subsequent Interest Payment Dates unless revoked or changed by written instructions sent to, and received by, the Trustee. Any written revocation or change by a holder must be received by the Trustee before the Regular Record Date to be effective for a related Interest Payment Date.

Fixed Rate Notes

     Fixed rate Notes will bear interest from and including the date of issue or from the most recent date to which interest has been paid or provided for, up to but not including the Interest Payment Date or Maturity, unless the applicable pricing supplement states otherwise. We will make interest payments at the rate per annum stated on the face of the Note until the principal amount is paid or made available for payment. We will pay interest on the fixed rate Notes on the basis of a 360-day year of twelve 30-day months.

     If any Interest Payment Date for any fixed rate Note falls on a day that is not a Business Day, we will make the interest payment on the next day that is a Business Day, and no interest on that payment will accrue for the period from and after the Interest Payment Date. If the Maturity (or date of redemption or repayment) of any fixed rate Note falls on a day that is not a Business Day, we will make the payment of interest and principal on the next succeeding Business Day, and no interest on that payment will accrue for the period from and after the maturity date (or date of redemption or repayment).

Floating Rate Notes

     Each Note bearing interest at a floating rate will bear interest at a rate determined by reference to an interest rate basis or formula, which may be adjusted by a Spread and/or Spread Multiplier (each as defined below). We will pay interest on floating rate Notes from the date of issuance until we pay or make available for payment the principal.

     The pricing supplement will designate one or more of the following interest rate basis or bases, applicable to each floating rate Note:

     - the CD Rate

     - the CMT Rate

     - the Commercial Paper Rate

     - the Eleventh District Cost of Funds Rate

     - the Federal Funds Rate

     - LIBOR

     - the Prime Rate

     - the Treasury Rate

     - any other interest rate basis set forth in the applicable pricing supplement.

     Floating rate Notes will be issued with the general terms described below unless the applicable pricing supplement states otherwise. The applicable pricing supplement will specify whether the floating rate Note being delivered will be a "Regular Floating Rate Note," a "Floating Rate/Fixed Rate Note" or an "Inverse Floating Rate Note." The applicable pricing supplement will also provide the additional specific terms with respect to floating rate Notes. The specific terms, defined and described in full below, include the following:

     - Fixed Rate Commencement Date

     - Fixed Interest Rate

     - interest rate basis or bases

     - Initial Interest Rate

     - Interest Reset Period

     - Interest Reset Dates

     - Record Dates

     - Interest Payment Period

     - Interest Payment Dates

     - Index Maturity

     - Maximum Interest Rate, if any

     - Minimum Interest Rate, if any

     - Spread

     - Spread Multiplier, if any

     - Designated LIBOR Page, if the interest rate basis is LIBOR

     Unless otherwise specified in the applicable pricing supplement, the interest rate on each floating rate Note will be calculated by reference to the specified interest rate basis or bases (1) plus or minus the Spread, if any, and/or (2) multiplied by the Spread Multiplier, if any. The "Spread" is the number of basis points (one one-hundredth of a percentage point) specified in the applicable pricing supplement to be added to or subtracted from the interest rate basis or bases for the floating rate Note, and the "Spread Multiplier" is the percentage specified in the applicable pricing supplement to be applied to the interest rate basis or bases for the floating rate Note.

     As specified in the applicable pricing supplement, a floating rate Note may also have either or both of the following: (1) a maximum limitation, or ceiling, on the rate of interest which may accrue during any interest period ("Maximum Interest Rate"); and (2) a minimum limitation, or floor, on the rate of interest which may accrue during any interest period ("Minimum Interest Rate"). In addition to any Maximum Interest Rate that may be applicable to any floating rate Note under the above provisions, the interest rate on a floating rate Note will in no event be higher than the maximum rate permitted by any applicable law.

     Floating rate Notes will bear interest as follows:

          (1) Unless the floating rate Note is designated as a "Floating Rate/Fixed Rate Note," an "Inverse Floating Rate Note" or as having an Addendum attached, the floating rate Note will be designated as a "Regular Floating Rate Note" and, except as described below or in the applicable pricing supplement, bear interest at the rate determined by reference to the applicable interest rate basis or bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any. Commencing on the first Interest Reset Date, the rate at which interest on the Regular Floating Rate Note will be payable will be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate.

          (2) Floating rate Notes designated as a "Floating Rate/Fixed Rate Note," will bear interest at a rate determined by the applicable interest rate basis or bases, (a) plus or minus the applicable Spread, and (b) multiplied by any applicable Spread Multiplier, unless stated otherwise below or in the applicable pricing supplement. The rate at which interest on a Floating Rate/Fixed Rate Note will be paid will be reset each Interest Reset Date, beginning with the first Interest Reset Date. However, the interest rate for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate and the interest rate commencing on the Fixed Rate Commencement Date to the Maturity Date will be the Fixed Interest Rate specified in the applicable pricing supplement. If there is no Fixed Interest Rate specified in the applicable pricing supplement the interest rate will be that in effect preceding the Fixed Rate Commencement Date.

          (3) Floating rate Notes designated as "Inverse Floating Rate Notes," will bear interest equal to the Fixed Interest Rate specified in the applicable pricing supplement minus the rate determined by reference to the applicable interest rate basis or bases (a) plus or minus any applicable Spread and (b) multiplied by any applicable Spread Multiplier, unless stated otherwise in the applicable pricing supplement. However, unless otherwise specified in the applicable pricing supplement, the interest rate during any Interest Reset Period (as defined below) will not be less than zero. Commencing on the first Interest Reset Date, the rate at which interest on the Inverse Floating Rate Note is payable will be reset as of each Interest Reset Date, however, the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate.

     Any floating rate Note designated as having an Addendum attached to it, which will be specified on the face of the Note, will bear interest in accordance with the terms described in the Addendum and the applicable pricing supplement, rather than as stated above.

     The interest rate with respect to each interest rate basis will be determined as provided below, unless the applicable pricing supplement states otherwise. The interest rate in effect on each day will be (1) for Interest Reset Dates, the interest rate determined as of the Interest Determination Date (as defined below) immediately preceding the Interest Reset Date or (2) if the day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the most recent Interest Reset Date.

     The applicable pricing supplement, unless it provides otherwise, will specify whether the rate of interest on each floating rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually or other specified period (the period being the "Interest Reset Period" for the Note, and the first day of each Interest Reset Period being an "Interest Reset Date").

     Unless otherwise specified in the pricing supplement, the Interest Reset Date will be:

     - in the case of floating rate Notes that reset daily, each Business Day;

     - in the case of floating rate Notes that reset weekly (other than floating rate Notes using the Treasury Rate as an interest rate basis which reset Tuesday of each week, except as provided below) the Wednesday of each week;

     - in the case of floating rate Notes that reset monthly, the third Wednesday of each month (except for floating rate Notes using the Eleventh District Cost of Funds Rate as an interest rate basis which reset the first day of each month);

     - in the case of floating rate Notes that reset quarterly, the third Wednesday of March, June, September and December;

     - in the case of floating rate Notes that reset semiannually, the third Wednesday of two months of each year, as specified in the applicable pricing supplement; and

     - in the case of floating rate Notes that reset annually, the third Wednesday of one month of each year, as specified in the applicable pricing supplement.

     For Floating Rate/Fixed Rate Notes, the fixed rate of interest for the period from the Fixed Rate Commencement Date to the Maturity Date will be the Fixed Interest Rate. If no Fixed Interest Rate is specified, the interest rate in effect on the day immediately preceding the Fixed Rate Commencement Date will be used, as specified in the applicable pricing supplement. If any Interest Reset Date for any floating rate Note would otherwise be a day that is not a Business Day, the Interest Reset Date will be postponed to the next succeeding Business Day, except that if LIBOR is used as the applicable interest rate basis, if the next Business Day would fall in the next succeeding calendar month, the Interest Reset Date will be the immediately preceding Business Day.

     The interest rate for the floating rate Notes applicable to each Interest Reset Period, beginning with the Interest Reset Date for the Interest Reset Period will be the rate determined as of the applicable Interest Determination Date on or prior to the Calculation Date (as defined below).

     The "Interest Determination Date" with respect to the CD Rate Notes and the CMT Rate Notes will be the second Business Day immediately preceding the applicable Interest Reset Date. The "Interest Determination Date" with respect to the Commercial Paper Rate Notes, the Federal Funds Rate Notes and the Prime Rate Notes will be the Business Day immediately preceding the applicable Interest Reset Date. The "Interest Determination Date" with respect to the Eleventh District Cost of Funds Rate Notes will be the last working day of the month immediately preceding the applicable Interest Reset Date on which the Federal Home Loan Bank of San Francisco publishes the Index (as defined below). The "Interest Determination Date" with respect to LIBOR Notes will be the second London Business Day immediately preceding the applicable Interest Reset Date. With respect to Treasury Rate Notes, the "Interest Determination Date" will be the day in the week in which the applicable Interest Reset Date falls on which day Treasury Bills (as defined below) are normally auctioned (Treasury Bills are normally sold at an auction held on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that the auction may be held on the preceding Friday), provided, however, if an auction is held on the Friday of the week preceding the applicable Interest Reset Date, the Interest Determination Date will be the preceding Friday, except that if an auction falls on the applicable Interest Reset Date, then the Interest Reset Date will instead be the first Business Day following the auction. The "Interest Determination Date" for a floating rate Note with an interest rate determined by reference to two or more Interest Rate bases will be the second Business Day prior to the Interest Reset Date on which each applicable interest rate basis is determinable. Each interest rate basis will accordingly be determined on that date, and the determined interest rate will be effective on the applicable Interest Reset Date.

     If an Interest Payment Date for a floating rate Note (other than the Maturity Date) would be a day that is not a Business Day, the Interest Payment Date will be postponed to the next day that is a Business Day. However, for floating rate Notes which are LIBOR Notes, if the next Business Day would fall in the next succeeding calendar month, the Interest Payment Date will be the immediately preceding Business Day. For floating rate Notes with a Maturity Date that is not a Business Day, interest, principal and premium, if any, will be paid on the next succeeding Business Day, and no interest on that payment will accrue for the period from and after the Maturity Date to the date of that payment on the next succeeding Business Day.

     Interest payments for floating rate Notes will be equal to the interest accrued from and including the date of issue or from and including the last date to which interest has been paid, but excluding the Interest Payment Date or Maturity Date, unless otherwise stated in the applicable pricing supplement. The interest rate for an Interest Reset Date will be the rate as reset on the date. The interest rate applicable to any other day is the interest rate for the immediately preceding Interest Reset Date (or, if none, the Initial Interest
Rate).

     With respect to a floating rate Note, accrued interest is calculated by multiplying the principal amount of the Note by an accrued interest factor. The accrued interest factor is computed by adding the interest factor calculated for each day in the period for which accrued interest is being calculated. Unless otherwise specified in the applicable pricing supplement, the interest factor for each the day will be computed by dividing the interest rate applicable to that day by 360, in the case of CD Rate Notes, Commercial Paper Rate Notes, Eleventh District Cost of Funds Rate Notes, Federal Funds Rate Notes, LIBOR Notes or Prime Rate Notes, or by the actual number of days in the year in the case of CMT Rate Notes or the Treasury Rate Notes. The interest factor for Notes for which the interest rate is calculated with reference to two or more interest rate bases will be calculated in each period in the same manner as if only one of the applicable Interest Rate bases applied, unless stated otherwise in the applicable pricing supplement. All percentages resulting from any calculation on floating rate Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g. 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)). All dollar amounts used or resulting from calculations on floating rate Notes will be rounded to the nearest cent.

     The Bank of New York will initially act as calculation agent. The Calculation Agent will disclose the interest rate then in effect for a floating rate Note if a holder requests and, if available, the interest rate that will become effective on the next succeeding

Interest Reset Date with respect to that floating rate Note. The "Calculation Date" for any Interest Determination Date, if applicable, will be the earlier of
(1) the tenth calendar day after the Interest Determination Date, or, if the day is not a Business Day, the next succeeding Business Day or (2) the Business Day immediately preceding the applicable Interest Payment Date or Stated Maturity, as the case may be.

     CD RATE NOTES

     CD Rate Notes will bear interest at the rates specified in the Notes and in the applicable pricing supplement. Interest on the Notes will be calculated with reference to the CD Rate and any Spread or Spread Multiplier, and subject to any Minimum Interest Rate and any Maximum Interest Rate. The CD Rate will be determined as set forth below unless the applicable pricing supplement provides otherwise.

     "CD Rate" means the rate on the date for negotiable certificates of deposit having the Index Maturity specified in the applicable pricing supplement as published by the Board of Governors of the Federal Reserve System in "H.15(519)" (as defined below), under the heading "CDs (Secondary Market)."

     The Interest Determination Date relating to a CD Rate Note or any floating rate Note for which the interest rate is determined with reference to the CD Rate is referred to herein as a "CD Rate Interest Determination Date."

     The following procedures will be followed if the CD Rate cannot be determined as described above:

     - If the rate is not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the CD Rate Interest Determination Date for negotiable certificates of deposit of the Index Maturity specified in the applicable pricing supplement as published in H.15 Daily Update (as later defined) or the other recognized electronic source used for the purpose of displaying the rate under the caption "CDs (secondary market)" will apply.

     - If the rate is not yet published in either H.15(519), H.15 Daily Update or other recognized electronic source by 3:00 p.m., New York City time, on the related Calculation Date, the CD Rate for the CD Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time on the date, of three leading nonbank dealers in negotiable United States dollar certificates of deposit in The City of New York (which may include one or more of the Agents or their affiliates). The secondary market offered rates will be selected by the Calculation Agent for negotiable certificates of deposit of major United States money center banks for negotiable certificates of deposit with a remaining maturity closest to the Index Maturity designated in the applicable pricing supplement and be in an amount that is representative for a single transaction in that market at that time.

     - If the dealers so selected by the Calculation Agent are not quoting as set forth above, the CD Rate for the CD Rate Interest Determination Date will be that CD Rate in effect on the CD Rate Interest Determination Date.

     "Index Maturity" means the period to maturity of the instrument or obligation with respect to which the related interest rate basis or bases will be calculated.

     "H.15(519)" means the designated weekly statistical release, or any successor publication, published by the Board of Governors of the Federal Reserve System.

     "H.15 Daily Update" means the daily update of H.15(519), available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/h15/update, or any successor site or publication.

     CMT RATE NOTES

     CMT Rate Notes will bear interest at the rates specified in the Notes and in the applicable pricing supplement. Interest on the Notes will be calculated with reference to the CMT Rate and any Spread or Spread Multiplier, and subject to any Minimum Interest Rate and any Maximum Interest Rate. The CMT Rate will be determined as set forth below unless the applicable pricing supplement provides otherwise.

     "CMT Rate" means:

          (1) if CMT Telerate Page 7051 is specified in the applicable pricing supplement:

             (a) the percentage equal to the yield for United States Treasury securities at "constant maturity" having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the caption "Treasury Constant Maturities", as the yield is displayed on Bridge Telerate, Inc. (or any successor service) on page 7051 (or any other page as may replace the specified page on that service) ("Telerate Page 7051"), for the particular Interest Determination Date, or

             (b) if the rate referred to in clause (a) does not so appear on Telerate Page 7051, the percentage equal to the yield for United States Treasury securities at "constant maturity" having the particular Index Maturity and for the particular Interest Determination Date as published in H.15(519) under the caption "Treasury Constant Maturities", or

             (c) if the rate referred to in clause (b) does not so appear in H.15(519), the rate on the particular Interest Determination Date for the period of the particular Index Maturity as may then be published by either the Federal Reserve System Board of Governors or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate which would otherwise have been published in H.15(519), or

             (d) if the rate referred to in clause (c) is not so published, the rate on the particular Interest Determination Date calculated by the Calculation Agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 P.M., New York City time, on that Interest Determination Date of three leading primary United States government securities dealers in The City of New York (which may include the agents or their affiliates) (each, a "Reference Dealer"), selected by the Calculation Agent from five Reference Dealers selected by the Calculation Agent and eliminating the highest quotation, or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity equal to the particular Index Maturity, a remaining term to maturity no more than 1 year shorter than that

        Index Maturity and in a principal amount that is representative for a single transaction in the securities in that market at that time, or

             (e) if fewer than five but more than two of the prices referred to in clause (d) are provided as requested, the rate on the particular Interest Determination Date calculated by the Calculation Agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations shall be eliminated, or

             (f) if fewer than three prices referred to in clause (d) are provided as requested, the rate on the particular Interest Determination Date calculated by the Calculation Agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on that Interest Determination Date of three Reference Dealers selected by the Calculation Agent from five Reference Dealers selected by the Calculation Agent and eliminating the highest quotation or, in the event of equality, one of the highest and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity greater than the particular Index Maturity, a remaining term to maturity closest to that Index Maturity and in a principal amount that is representative for a single transaction in the securities in that market at that time, or

             (g) if fewer than five but more than two prices referred to in clause (f) are provided as requested, the rate on the particular Interest Determination Date calculated by the Calculation Agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations will be eliminated, or

             (h) if fewer than three prices referred to in clause (f) are provided as requested, the CMT Rate in effect on the particular Interest Determination Date.

          (2) if CMT Telerate Page 7052 is specified in the applicable pricing supplement:

             (a) the percentage equal to the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at "constant maturity" having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) opposite the caption "Treasury Constant Maturities", as the yield is displayed on Bridge Telerate, Inc. (or any successor service) (on page 7052 or any other page as may replace the specified page on that service) ("Telerate Page 7052"), for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which the particular Interest Determination Date falls, or

             (b) if the rate referred to in clause (a) does not so appear on Telerate Page 7052, the percentage equal to the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at "constant maturity" having the particular Index Maturity and for the week or month, as applicable, preceding the particular Interest Determination Date as published in H.15(519) opposite the caption "Treasury Constant Maturities," or

             (c) if the rate referred to in clause (b) does not so appear in H.15(519), the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at "constant maturity" having the particular Index Maturity as otherwise announced by the Federal Reserve Bank of New York for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which the particular Interest Determination Date falls, or

             (d) if the rate referred to in clause (c) is not so published, the rate on the particular Interest Determination Date calculated by the Calculation Agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 P.M., New York City time, on that Interest Determination Date of three Reference Dealers selected by the Calculation Agent from five Reference Dealers selected by the Calculation Agent and eliminating the highest quotation, or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity equal to the particular Index Maturity, a remaining term to maturity no more than 1 year shorter than that Index Maturity and in a principal amount that is representative for a single transaction in the securities in that market at that time, or

             (e) if fewer than five but more than two of the prices referred to in clause (d) are provided as requested, the rate on the particular Interest Determination Date calculated by the Calculation Agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations shall be eliminated, or

             (f) if fewer than three prices referred to in clause (d) are provided as requested, the rate on the particular Interest Determination Date calculated by the Calculation Agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on that Interest Determination Date of three Reference Dealers selected by the Calculation Agent from five Reference Dealers selected by the Calculation Agent and eliminating the highest quotation or, in the event of equality, one of the highest and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity greater than the particular Index Maturity, a remaining term to maturity closest to that Index Maturity and in a principal amount that is representative for a single transaction in the securities in that market at the time, or

             (g) if fewer than five but more than two prices referred to in clause (f) are provided as requested, the rate on the particular Interest Determination Date calculated by the Calculation Agent based on the arithmetic mean of the bid prices obtained and neither the highest or the lowest of the quotations will be eliminated, or

             (h) if fewer than three prices referred to in clause (f) are provided as requested, the CMT Rate in effect on that Interest Determination Date.

     If two United States Treasury securities with an original maturity greater than the Index Maturity specified in the applicable pricing supplement have remaining terms to maturity equally close to the particular Index Maturity, the quotes for the United States Treasury security with the shorter original remaining term to maturity will be used.

     COMMERCIAL PAPER RATE NOTES

     Commercial Paper Rate Notes will bear interest at the interest rates specified in the Notes and in the applicable pricing supplement. Interest will be calculated with reference to the Commercial Paper Rate and any Spread or Spread Multiplier, and subject to any Minimum Interest Rate and any Maximum Interest Rate. The Commercial Paper Rate will be determined as set forth below unless the applicable pricing supplement provides otherwise.

     "Commercial Paper Rate" means the Money Market Yield (as defined below) on the date of the rate for commercial paper having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the caption "Commercial Paper -- Non-Financial."

     The Interest Determination Date relating to a Commercial Paper Rate Note or any floating rate Note for which the interest rate is determined with reference to the Commercial Paper Rate will be referred to herein as the "Commercial Paper Rate Interest Determination Date."

     The following procedures will be followed if the Commercial Paper Rate cannot be determined as described above:

     - In the event the rate is not published by 3:00 P.M., New York City time, on the related Calculation Date then the Commercial Paper Rate will be the Money Market Yield (as defined below) on the Commercial Paper Rate Interest Determination Date of the rate for commercial paper having the Index Maturity specified in the applicable pricing supplement, as published in H.15 Daily Update, or the other recognized electronic source used for the purpose of displaying the rate under the caption "Commercial Paper -- Non-Financial." An Index Maturity of one month will be deemed equivalent to an Index Maturity of 30 days and an Index Maturity of three months will be deemed to be equivalent to an Index Maturity of 90 days.

     - If by 3:00 P.M., New York City time, on the related Calculation Date, the rate is not yet published in H.15(519), H15 Daily Update or another other recognized electronic source, then the Commercial Paper Rate on the Interest Determination Date will be calculated by the Calculation Agent and will be the Money Market Yield of the arithmetic mean of the offered rates at approximately 11:00 A.M., New York City time, on the Commercial Paper Rate Interest Determination Date of three leading dealers United States dollar commercial paper in The City of New York (which may include one or more of the Agents or their affiliates). The quotations will be selected by the Calculation Agent for commercial paper having the Index Maturity designated in the applicable pricing supplement placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized rating agency.

     - If the dealers selected by the Calculation Agent are not quoting as provided above, the Commercial Paper Rate will be that Commercial Paper Rate in effect on the Commercial Paper Rate Interest Determination Date.

     "Money Market Yield" means a yield (expressed as a percentage rounded to the nearest one-hundredth of a percent, with five one-thousandths of a percent rounded upwards) calculated by the following formula:

                        D X 360
  Money Market   =   ------------- X 100
      Yield          360 - (D X M)

        where "D" is the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the applicable Interest Reset Period.

     ELEVENTH DISTRICT COST OF FUNDS RATE NOTES

     Eleventh District Cost of Funds Rate Notes will bear interest at the rates specified in the Notes and in the applicable pricing supplement. Interest will be calculated with reference to the Eleventh District Cost of Funds Rate and any Spread or Spread Multiplier, and subject to any Minimum Interest Rate and any Maximum Interest Rate. The Eleventh District Cost of Funds Rate will be calculated as set forth below unless the applicable pricing supplement provides otherwise.

     "Eleventh District Cost of Funds Rate" means the rate equal to the monthly weighted average cost of funds for the calendar month immediately preceding the month in which the Eleventh District Cost of Funds Rate Interest Determination Date falls, as set forth under the caption "11th District" on Bridge Telerate, Inc. (or any successor service) on page 7058 ("Telerate Page 7058") as of 11:00 A.M. San Francisco time, on the date.

     An Interest Determination Date relating to an Eleventh District Cost of Funds Rate Note or any floating rate Note for which the interest rate is determined with reference to the Eleventh District Cost of Funds Rate will be referred to herein as an "Eleventh District Cost of Funds Rate Interest Determination Date."

     The following procedures will be followed if the Eleventh District Cost of Funds Rate cannot be determined as described above:

     - If the rate does not appear on Telerate Page 7058 on any related Eleventh District Cost of Funds Rate Interest Determination Date, the Eleventh District Cost of Funds Rate for the Eleventh District Cost of Funds Rate Interest Determination Date will be the monthly weighted average costs of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the "Index") by the Federal Home Loan Bank of San Francisco as the cost of funds for the calendar month immediately preceding the date of the announcement.

     - If the Federal Home Loan Bank of San Francisco fails to announce the rate for the calendar month immediately preceding the Eleventh District Cost of Funds Rate Interest Determination Date, then the Eleventh District Cost of Funds Rate determined as of the Eleventh District Cost of Funds Rate Interest Determination Date will be the Eleventh District Cost of Funds Rate in effect on the Eleventh District Cost of Funds Rate Interest Determination Date.

     FEDERAL FUNDS RATE NOTES

     Federal Funds Rate Notes will bear interest at the rates specified in the Federal Funds Rate Notes and in the applicable pricing supplement. Interest will be calculated with reference to the Federal Funds Rate and any Spread or Spread Multiplier, and subject to any Minimum Interest Rate and any Maximum Interest Rate. The Federal Funds Rate will be calculated as set forth below unless the applicable pricing supplement provides otherwise.

     "Federal Funds Rate" means the rate on the date for federal funds as published in H.15(519) under the heading "Federal Funds (Effective)", as the rate is displayed on Bridge Telerate, Inc. (or any successor service) on page 120 (or any other page as may replace the page on the service) ("Telerate 120").

     An Interest Determination Date relating to a Federal Funds Rate Note or any floating rate Note for which the interest rate is determined with reference to the Federal Funds Rate will be referred to herein as a "Federal Funds Rate Interest Determination Date."

     The following procedures will be followed if the Federal Funds Rate cannot be determined as described above:

     - If the rate does not appear on Telerate Page 120 or is not so published by 3:00 P.M. New York City time, on the related Calculation Date, the rate on the Federal Funds Rate Interest Determination Date as published in H.15 Daily Update, or the other recognized electronic source used for the purpose of displaying the rate, under the caption "Federal Funds (Effective)" will be used.

     - If by 3:00 P.M., New York City time, on the related Calculation Date the rate does not appear on Telerate Page 120 or is not yet published in H.15(519), H.15 Daily Update or other recognized electronic source, then the Federal Funds Rate on the Federal Funds Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in the City of New York (which may include one or more of the Agents or their affiliates) selected by the Calculation Agent prior to 9:00 A.M., New York City time, on that Federal Funds Rate Interest Determination Date.

     - If the brokers selected by the Calculation Agent are not quoting as provided above, the Federal Funds Rate determined as of the Federal Funds Rate Interest Determination Date will be the Federal Funds Rate in effect on that Federal Funds Rate Interest Determination Date.

     LIBOR NOTES

     LIBOR Notes will bear interest at the interest rates specified in the Notes and in the applicable pricing supplement. Interest will be calculated with reference to LIBOR and any Spread or Spread multiplier, and subject to any Minimum Interest Rate and any Maximum Interest Rate. Interest payable on LIBOR Notes shall be calculated as set forth below unless the pricing supplement provides otherwise.

     An Interest Determination Date relating to a LIBOR Note or any floating rate Note for which the interest rate is determined with reference to LIBOR will be referred to herein as a "LIBOR Interest Determination Date".

     "LIBOR" will be determined by the Calculation Agent in accordance with the following provisions unless the pricing supplement states otherwise:

          (a) Upon a LIBOR Interest Determination Date, the LIBOR rate will be either:

        - if "LIBOR Telerate" is specified in the applicable pricing supplement or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable pricing supplement as the method for calculating LIBOR, the rate for deposits in the Designated LIBOR Currency having the Index Maturity specified in the pricing supplement, commencing on the Interest Reset Date, that appears on the Designated LIBOR Page as of 11:00 A.M., London time, on the LIBOR Interest Determination Date; or

        - if "LIBOR Reuters" is specified in the applicable pricing supplement, the arithmetic mean of the offered rates (unless the Designated LIBOR Page by its terms provides only for a single rate, in which case that single rate shall be used) for deposits in the Designated LIBOR Currency having the Index Maturity specified in the pricing supplement, commencing on the applicable Interest Reset Date, that appear (or, if only a single rate is required as aforesaid, appears) on the Designated LIBOR Page as of 11:00 A.M., London time, on the LIBOR Interest Determination Date. If fewer than two offered rates so appear, or if no rate so appears, as applicable, LIBOR on the LIBOR Interest Determination Date will be determined in accordance with the provisions described in paragraph (b) set forth below.

          (b) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear, or no rate appears, as the case may be, on the Designated LIBOR Page as specified in (a) above, LIBOR will be determined according to the procedures described below:

        - The Calculation Agent will request the principal London offices of each of four major reference banks (which may include affiliates of the Agents) in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in the Designated LIBOR Currency for the period of the Index Maturity specified in the applicable pricing supplement, commencing on the applicable Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on the LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in the Designated LIBOR Currency in the market at the time.

        - If at least two quotations are so provided, then LIBOR on the LIBOR Interest Determination Date will be the arithmetic mean of the quotations.

        - If fewer than two quotations are so provided, then LIBOR on the LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., in the applicable principal financial center, on the LIBOR Interest Determination Date by three major banks (which may include affiliates of the Agents) in the principal financial center selected by the

          Calculation Agent for loans in the Designated LIBOR Currency to leading European banks, having the Index Maturity specified in the applicable pricing supplement and in a principal amount that is representative for a single transaction in the Designated LIBOR Currency in the market at the time.

        - If the banks so selected by the Calculation Agent are not quoting as provided above, LIBOR determined as of the LIBOR Interest Determination Date will be LIBOR in effect on that LIBOR Interest Determination Date.

     "Designated LIBOR Currency" means the currency specified in the applicable pricing supplement as to which LIBOR shall be calculated or, if no currency is specified in the applicable pricing supplement, United States dollars.

     "Designated LIBOR Page" means (a) if "LIBOR Reuters" is specified in the applicable pricing supplement, the display on the Reuter Monitor Money Rates Service (or any successor service) on the page specified in the pricing supplement (or any other page as may replace the page on the service) for the purpose of displaying the London interbank rates of major banks for the Designated LIBOR Currency, or (b) if "LIBOR Telerate" is specified in the applicable pricing supplement or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable pricing supplement as the method for calculating LIBOR, the display on Bridge Telerate, Inc. (or any successor service) on the page specified in the pricing supplement (or any other page as may replace the page on the service) for the purpose of displaying the London interbank rates of major banks for the Designated LIBOR Currency.

     PRIME RATE NOTES

     Prime Rate Notes will bear interest at the rates specified in the Notes and the applicable pricing supplement. Interest will be calculated with reference to the Prime Rate and any Spread or Spread Multiplier, and subject to any Minimum Interest Rate and any Maximum Interest Rate. Interest with respect to Prime Rate Notes will be calculated as set forth below unless the pricing supplement provides otherwise.

     "Prime Rate" means the rate on the date as published in H.15(519) under the heading "Bank Prime Loan."

     An Interest Determination Date relating to a Prime Rate Note or any floating rate Note for which the interest rate is determined with reference to the Prime Rate will be referred to herein as a "Prime Rate Interest Determination Date."

     The following procedures will be followed if the Prime Rate cannot be determined as described above:

     - If the rate is not published in H.15(519) prior to 3:00 P.M., New York City time, on the related Calculation Date, the rate on the Prime Rate Interest Determination Date as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the rate, under the caption "Bank Prime Loan" will be used.

     - If the rate is not published prior to 3:00 P.M., New York City time, on the related Calculation Date, in H.15(519), or H.15 Daily Update or another recognized electronic source, then the Prime Rate will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen US

       PRIME 1 (as defined below) as the bank's prime rate or base lending rate as in effect for that Prime Rate Interest Determination Date, as determined by the Calculation Agent.

     - If fewer than four the rates appear on the Reuters Screen US PRIME 1 for the Prime Rate Interest Determination Date, the Prime Rate will be calculated by the Calculation Agent and will be the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on the Prime Rate Interest Determination Date by three major banks in The City of New York (which may include affiliates of the Agents) selected by the Calculation Agent.

     - If the banks or trust companies selected are not quoting as provided above, the Prime Rate determined for the Prime Rate Interest Determination Date will be that Prime Rate in effect on the Prime Rate Interest Determination Date.

     "Reuters Screen US PRIME 1" means the display designated as page "US PRIME 1" on the Reuters Monitor Money Rates Service (or any other page as may replace the US PRIME 1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

     TREASURY RATE NOTES

     Treasury Rate Notes will bear interest at the interest rates specified in the Notes and in the applicable pricing supplement. Interest will be calculated with reference to the Treasury Rate and any Spread or Spread Multiplier, and subject to any Minimum Interest Rate and any Maximum Interest Rate. Interest payable on Treasury Rate Notes shall be calculated as set forth below unless the pricing supplement provides otherwise.

     "Treasury Rate" means:

          (1) the rate from the auction held on the Treasury Rate Interest Determination Date (the "Auction") of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified in the applicable pricing supplement under the caption "INVESTMENT RATE" on the display on Bridge Telerate, Inc. (or any successor service) on page 56 (or any other page as may replace that page on that service) ("Telerate Page 56") or page 57 (or any other page as may replace that page on that service) ("Telerate Page 57"), or

          (2) if the rate referred to in clause (1) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the Bond Equivalent Yield (as defined below) of the rate for the applicable Treasury Bills as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/Treasury Bills/ Auction High", or

          (3) if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the Bond Equivalent Yield of the auction rate of the applicable Treasury Bills as announced by the United States Department of the Treasury, or

          (4) if the rate referred to in clause (3) is not so announced by the United States Department of the Treasury, or if the Auction is not held, the Bond Equivalent Yield of the rate on the particular Interest Determination Date of the applicable Treasury Bills as published in H.15(519) under the caption "U.S. Government Securities/ Treasury Bills/Secondary Market", or

          (5) if the rate referred to in clause (4) not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the particular Interest Determination Date of the applicable Treasury Bills as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/Treasury Bills/ Secondary Market", or

          (6) if the rate referred to in clause (5) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the particular Interest Determination Date calculated by the Calculation Agent as the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on that Interest Determination Date, of three primary United States government securities dealers (which may include the Agents or their affiliates) selected by the Calculation Agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement, or

          (7) if the dealers so selected by the Calculation Agent are not quoting as mentioned in clause (6), the Treasury Rate in effect on the particular Interest Determination Date.

     "Bond Equivalent Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

                             D x N
Bond Equivalent Yield =  -------------  x 100
                         360 - (D x M)

where "D" refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis and expressed as a decimal, "N" refers to 365 or 366, as the case may be, and "M" refers to the actual number of days in the applicable Interest Reset Period.

SUBSEQUENT INTEREST PERIODS

     We will provide in the applicable pricing supplement for the Notes whether we will have the option to reset the interest rate for fixed rate Notes, or the Spread or Spread Multiplier for floating rate Notes, and, if so, the date or dates on which the interest rate or the Spread or Spread Multiplier may be reset (each an "Optional Reset Date").

     We may exercise our reset option with respect to a Note by notifying the Trustee at least 45 but not more than 60 days before an Optional Reset Date for the Note. The Trustee will then mail to the holder of the Note a notice (the "Reset Notice"), first class, postage prepaid at least 40 days before the Optional Reset Date. The Reset Notice will provide whether we have elected to reset the interest rate (for fixed rate Notes) or the Spread or Spread Multiplier (for floating rate Notes). We will also provide in the Reset Notice the new interest rate or new Spread or Spread Multiplier, as the case may be; and any provisions for redemption during the period from the Optional Reset Date to the next Optional Reset Date or, if there is no next Optional Reset Date, to the Stated Maturity of the Note. Each of the periods above will be a "Subsequent Interest Period" and will include the date or dates, the period or periods, and the price or prices at which redemption may occur during the Subsequent Interest Period.

     If we elect to reset the interest rate, Spread or Spread Multiplier of a Note, the holder of the Note will have the option to elect for us to repay the Note on any Optional Reset Date at a price equal to the outstanding aggregate principal amount, plus any interest accrued to the Optional Reset Date. In order for a Note to be repaid on an Optional Reset Date, the holder must follow the procedures set forth below under "Redemption and Repayment" for optional repayment. However, a holder electing for optional repayment in connection with a Reset Notice will be required to deliver any Note to be repaid or notification of request for optional repayment to the Trustee at least 25 (and not more than 35) days before the Optional Reset Date. A holder who has tendered a Note for repayment pursuant to a Reset Notice may revoke their tender until the close of business on the tenth day prior to the Optional Reset Date by written notice to the Trustee.

     We may also, at our option, revoke the interest rate (for fixed rate Notes) or the Spread or Spread Multiplier (for floating rate Notes) as provided for in the Reset Notice, and establish an interest rate, Spread or Spread Multiplier that is higher (or lower if the Note is an Inverse Floating Rate Note) than the interest rate, Spread or Spread Multiplier provided for in the relevant Reset Notice. Any interest rate, Spread or Spread Multiplier so established will be for the Subsequent Interest Period commencing on the Optional Reset Date. Upon the revocation and reset, the Trustee will mail, at least 20 days prior to an Optional Reset Date for a Note (or, if the day is not a Business Day, on the immediately succeeding Business Day), a notice of the new higher interest rate, or new Spread or Spread Multiplier to the holder of the Note. Such notice will be irrevocable. We must notify the Trustee of any intentions to revoke the Reset Notice at least 25 days before the Optional Reset Date. Any Note with respect to which the interest rate, Spread or Spread Multiplier is reset on an Optional Reset Date and which the holder has not tendered for repayment will bear the new higher interest rate, Spread, or Spread Multiplier for the Subsequent Interest Period.

EXTENSION OF MATURITY

     Each Note will mature at its Stated Maturity unless the applicable pricing supplement provides otherwise. The pricing supplement relating to a Note (other than an Amortizing Note) will indicate whether we have the option to extend the Stated Maturity for the Note for one or more periods from one to five whole years (each an "Extension Period"). Any Extension Period(s) may be up to but not beyond the date for Final Maturity set forth in the pricing supplement.

     We may exercise our option for an Extension Period for a Note by notifying the Trustee at least 45 but not more than 60 days before the old Stated Maturity of the Note. The Trustee will then mail a notice, the "Extension Notice," first class, postage prepaid. The Extension Notice will set forth each of the following:

     - an election to extend the Stated Maturity of the Note;

     - the new Stated Maturity for the Note;

     - For fixed rate Notes, the interest rate applicable to the Extension Period, or for floating rate Notes, the Spread or Spread Multiplier applicable to the Extension Period; and

     - any provisions for redemption during the Extension Period, including any date or dates, period or periods during which, and any price or prices at which the redemption may occur during the Extension Period.

     Upon the Trustee's mailing of an Extension Notice to the holder of a Note, the Stated Maturity of the Note will be extended automatically, and, except as modified by the Extension Notice and as described in the next paragraph, will have the same terms as prior to the mailing of the Extension Notice.

     Notwithstanding the foregoing, we may, at our option, revoke the interest rate (for fixed rate Notes), or the Spread or Spread Multiplier (for floating rate Notes) provided in the Extension Notice and establish a higher interest rate (for fixed rate Notes) or a higher Spread or Spread Multiplier (in the case of a floating rate Note, or a lower Spread or Spread Multiplier for an Inverse Floating Rate Note), for the Extension Period, provided, however, that at least 20 days prior to the stated maturity of the old note (or, if the day is not a Business Day, on the immediately succeeding Business Day), we cause the Trustee to send notice of the higher interest rate or new Spread or Spread Multiplier to the holder of the Note by first class mail, postage prepaid. Such notice will be irrevocable. All Notes with respect to which the Stated Maturity is extended will bear the new higher interest rate (for fixed rate Notes), or new Spread or Spread Multiplier (for floating rate Notes), for the Extension Period, whether or not tendered for repayment.

     If we elect to extend the Stated Maturity of a Note, the holder of the Note will have the option to require us to repay the Note on the old Maturity Date at a price equal to the principal amount of the Note plus any accrued and unpaid interest to that date. In order for a Note to be repaid on the Maturity Date, the holder must follow the procedures set forth below under "Redemption and Repayment" for optional repayment, except that the period for delivery of the Note or notification to the Trustee shall be at least 25 but not more than 35 days before the old Stated Maturity. A holder who has tendered a Note for repayment pursuant to an Extension Notice may, by written notice to the Trustee, revoke the tender of his or her Note for repayment until the close of business on the tenth day before the old Stated Maturity.

AMORTIZING NOTES

     We may from time to time offer Amortizing Notes. Interest on Amortizing Notes will be computed on the basis of a 360-day year of twelve 30-day months unless the pricing supplement states otherwise. Payments on Amortizing Notes will be applied first to interest due and payable and then to the reduction of the unpaid principal amount of the Note. We will provide additional information concerning terms and provisions of Amortizing Notes in the applicable pricing supplement. A table setting forth repayment information for each Amortizing Note will also be included in the applicable pricing supplement and set forth in each Amortizing Note.

ORIGINAL ISSUE DISCOUNT NOTES

     We may offer Original Issue Discount Notes from time to time. The Original Issue Discount Notes may at the time offered pay no interest, or interest at a rate which at the time of issuance is below market rates. In the event of redemption, repayment or acceleration of maturity of an Original Issue Discount Note, the amount payable to the holder will be equal to:

          (1) the Amortized Face Amount as of the date of the event; plus

          (2) if an Original Issue Discount Note is being redeemed, the Initial Redemption Percentage specified in the applicable pricing supplement (as adjusted by the Annual Redemption Percentage Reduction, if applicable) minus 100%, multiplied by the Issue Price specified in the pricing supplement and net of any portion of the Issue Price already paid prior to the date of redemption, or the portion of the Issue Price (or net amount) proportionate to the portion of the unpaid principal amount to be redeemed; plus

          (3) any accrued interest to the date of redemption constituting qualified stated interest payments within the meaning of Treasury Regulation Section 1.1273-1(c) under the Internal Revenue Code of 1986, as amended (the "Code"), computed on the basis of a 360-day year of twelve 30-day months, compounded semiannually.

     If a Maturity of a non-interest bearing Original Issue Discount Note is a day that is not a Business Day, the payment due at Maturity will be made on the following day that is a Business Day as if it were made on the date the payment was due and no interest will accrue on the payment amount after the Maturity.

     The "Amortized Face Amount" of an Original Issue Discount Note equals:

          (1) the Issue Price; plus

          (2) the aggregate portions of the original issue discount (consisting of the excess of the amounts considered as part of the "stated redemption price at maturity" of the Original Issue Discount Note within the meaning of Section 1273(a)(2) of the Code, whether denominated as principal or interest, over the Issue Price), which have accrued pursuant to Section 1272 of the Code (without regard to Section 1272(a)(7) of the Internal Revenue Code) from the date of issuance of the Original Issue Discount Note to the date of determination; and minus

          (3) any amount paid from the date of issuance up to the date of determination which is considered part of the "stated redemption price at maturity" of the Original Issue Discount Note.

     Certain additional considerations relating to our offering of Original Issue Discount Notes may be set forth in the applicable pricing supplement.

     If a bankruptcy case is commenced by us or against us under the United States Bankruptcy Code, it is possible that a portion of the face amount of an Original Issue Discount Note would be treated as interest, and that the unamortized portion would be treated as unmatured interest under Section 502(b)(2) of the Bankruptcy Code. Unmatured interest is not allowable as part of a claim under Section 502(b)(2) of the Bankruptcy Code. Although it is impossible to predict what portion, if any, of the face amount of a Discount Note would be treated as unmatured interest, one possible result is that the bankruptcy court might determine the amount of unmatured interest on the Note by reference to the amount of amortized original issue discount of the Note for tax purposes or by the unamortized debt discount of the Note for financial accounting purposes. The results to a holder of the Note could be substantially different depending on the valuation method chosen by the bankruptcy court.

     Holders of Notes with original issue discount will be required to include the amount of original issue discount in stated income under the applicable Code provisions and Treasury Regulations. For more information, see "Certain United States Federal Income Tax Considerations -- U.S. Holders -- Original Issue Discount."

INDEXED NOTES

     We may issue Notes with a principal amount, and premium, if any, and/or interest, payable on the Notes which is determined by reference to the price or prices of certain specified commodities or stocks, by reference to the exchange rate of one or more specified currencies, including composite currencies, or by reference to an indexed currency or other price or exchange rate ("Indexed Notes"), as indicated in the applicable pricing supplement. Holders of Indexed Notes may receive a principal amount at maturity that is greater than or less than the face amount of the Notes depending upon the fluctuation of the relative value, rate or price at maturity of the specified index. In the applicable pricing supplement, we will describe specific information pertaining to the method for determining the principal amount, premium, if any, and/or interest, payable at Maturity and certain historical information as to the specified index and tax and other investment considerations associated with an investment in the Notes.

OTHER PROVISIONS; ADDENDA

     Our modification of any provisions with respect to the Notes, including the determination of an interest rate basis, provisions as to the calculation of the interest rate applicable to a floating rate Note, and provisions for the specifications of one or more interest rate bases, and provisions for the Interest Payment Dates and the Maturity Date for the Notes or related variable terms will be specified under "Other Provisions" on the face of the Note or in an Addendum and in the applicable pricing supplement.

BOOK-ENTRY SYSTEM

     Upon issuance, all fixed rate Book-Entry Notes having the same original issue date, interest rate, if any, amortization schedule, if any, Stated Maturity and other terms, if any, will be represented by a single Global Note. Floating rate Book-Entry Notes having the same original issue date, Initial Interest Rate, base rate, Interest Payment Period, Interest Payment Dates, Index Maturity, Spread or Spread Multiplier, if any, Minimum Interest Rate, if any, Maximum Interest Rate, if any, Stated Maturity and other terms, if any, will also be represented by a single Global Note. Each Global Note representing Book-Entry Notes will be deposited with, or on behalf of, the Depositary, and registered in the name of a nominee of the Depositary. Certificated Notes will not be exchangeable for Book-Entry Notes. Book-Entry Notes will not be exchangeable for, and issuable for certificated Notes, except as described in the Prospectus under "Description of Debt Securities -- Global Securities."

     We have provided a description of the Depositary and its procedures for Global Notes representing Book-Entry Notes in the Prospectus under the heading "Description of Debt Securities -- Global Securities." We have confirmed with the Depositary that it intends to follow those procedures.

REDEMPTION AND REPAYMENT

     We may not redeem the Notes prior to the redemption dates fixed at the time of sale and provided in the applicable pricing supplement. If a redemption date is not provided for within a Note, the Note is not redeemable prior to the Stated Maturity. For Notes with an indicated redemption date, we may redeem at our option the Note on any redemption date in whole or in part in increments of $1,000, at a redemption price equal to 100% of the principal amount to be redeemed, together with interest payable to the date of redemption. We must give notice of the redemption at least 30, but not more than 60 days before the date of redemption. We have been informed by the Depositary that with redemption of Global Notes, if less than all of the Notes with like terms are to be redeemed, the particular interests in the Global Note representing the Notes to be redeemed (in integral multiples of $1,000) will be selected by the Depositary's impartial lottery procedures. We may specify other terms applicable to redemptions, or vary the terms described above in the applicable pricing supplement or Note.

     Holders of the Notes may require us to repay Notes on the terms set forth in the Notes or the applicable pricing supplement on the optional repayment date or dates, if any, fixed at the time of sale (the "Optional Repayment Date"). Notes for which an Optional Repayment Date is not indicated in the Note and the applicable pricing supplement will not be repayable at the option of the holder prior to the Stated Maturity. A Note will be repayable in whole or in part in increments of $1,000 on an Optional Repayment Date, at the option of the holder, at a price equal to 100% of the principal amount to be repaid, together with interest payable to the Optional Repayment Date, unless the applicable pricing supplement provides otherwise. In order for a Note to be repaid, we must receive at either our office or an agency maintained for that purpose in New York, New York at least 30, but not more than 60 days before the Optional Repayment Date for a Note, either the Note with the form entitled "Option to Elect Repayment" on the reverse of the Note duly completed or a telegram, telex, facsimile transmission or letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or a trust company in the United States of America stating the name of the holder of the Note, the principal amount of the Note, the amount of the Note to be repaid, a statement that the option to elect repayment is being exercised, and a guarantee that the Note to be repaid with the form entitled "Option to Elect Repayment" on the reverse of the Note duly completed will be received by us within five Business Days after the date of the telegram, telex, facsimile transmission or letter, and the Note and form duly completed are so received by us. Any notice to this effect received by us will be irrevocable. The final and binding determination of all questions as to the validity, eligibility (including time of receipt) and acceptance of any Note for repayment will be made by us.

                             CERTAIN UNITED STATES
                       FEDERAL INCOME TAX CONSIDERATIONS

     The following summary describes certain United States federal income tax consequences from the purchase, ownership and disposition of the Notes. Except where otherwise specifically noted, this summary only applies to original purchasers of the Notes. This summary is based on the Internal Revenue Code of 1986, as amended, administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, including regulations concerning the treatment of debt instruments issued with original issue discount (the "OID Regulations"), changes to any of which (including changes in effective dates) subsequent to the date of this Prospectus Supplement may affect the tax consequences described herein. This summary discusses only Notes held as capital assets, within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to a holder in light of his particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, traders in securities that elect to mark to market, regulated investment companies, dealers in securities or currencies, persons holding Notes as a hedge against currency risks, or as a position in a "straddle" for tax purposes, tax-exempt investors or holders whose functional currency (as defined in Code Section 985) is not the United States dollar. Persons considering the purchase of Notes should consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

     As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is:

     (1) a citizen or resident of the United States,

     (2) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof,

     (3) an estate whose income is includable in gross income for United States federal income tax purposes regardless of its source,

     (4) a trust, if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or

     (5) any other holder whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business.

     As used herein, the term "non-U.S. Holder" means a beneficial owner of a Note that is not a U.S. Holder.

U.S. HOLDERS

Payments of Interest

     Payments of interest on a Note generally will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder's regular method of tax accounting.

Original Issue Discount

     The following summary is a general discussion of the United States federal income tax consequences to U.S. holders from the purchase, ownership and disposition of Notes which are issued with original issue discount ("OID"). The following summary is based on the OID Regulations.

     For United States federal income tax purposes, a Note will have OID to the extent that the Note's stated redemption price at maturity exceeds its issue price, if the excess is equivalent to or greater than a de minimis amount (generally 1/4 of 1% of the Note's stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date). The issue price of an issuance of Notes will be the first offering price at which a substantial amount of the Notes are sold to the public. The stated redemption price at maturity of a Note is the sum of all payments due on the Note other than qualified stated interest payments. "Qualified stated interest" is stated interest unconditionally payable in cash or property (other than debt instruments of the issuer) in at least annual installments and which is paid at a single fixed rate that appropriately accounts for the length of the interval between payments. In addition, if a Note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of the Note (e.g., Notes with teaser rates or interest holidays), and if the greater of either the foregone interest on the Note or any "true" discount on the Note (i.e., the excess of the Note's stated principal amount over its issue price) equals or exceeds a specified de minimis amount, then the stated interest on the Note would be treated as OID rather than qualified stated interest.

     Payments of qualified stated interest on a Note are taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder's regular method of tax accounting. A U.S. Holder of a Note issued with OID which has a maturity of more than one year must include OID in the holder's income as ordinary income over the term of the Note, regardless of the holder's regular method of tax accounting. In general, a U.S. Holder must include in gross income the sum of the daily portions of OID accruing on the Note for each day during the taxable year (or portion of the taxable year) on which the U.S. Holder held the Note. Accordingly, a U.S. Holder of a Note issued with OID will include in the holder's income amounts which are attributable to OID before actually receiving cash attributable to that income.

     To determine the "daily portion" of OID, the OID accruing during an accrual period (which will generally be that period between dates on which interest is paid) is divided by the number of days in the period. An "accrual period" may be of any length and may also vary in length over the term of the Note. However, each accrual period may not be longer than one year and each scheduled payment of principal or interest must occur either on the final day of an accrual period or on the first day of an accrual period. The amount of OID accruing during an accrual period is generally determined by using a constant yield to maturity method, and is equal to the excess of:

          (1) the Note's adjusted issue price at the beginning of the accrual period multiplied by its yield to maturity (the yield to maturity is determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period); over

          (2) the sum of the qualified stated interest payments allocable to the accrual period.

     The Note's "adjusted issue price" at the beginning of any accrual period generally equals the sum of the issue price of the Note and the aggregate amount of OID accrued on the Note in all prior accrual periods, minus the amount of payments on the Note in prior accrual periods that were not qualified stated interest payments. Under these rules, U.S. holders generally will have to include in income increasingly greater amounts of OID in successive accrual periods.

Floating Rate Notes

     Floating rate Notes are treated as either variable rate debt instruments or contingent payment debt obligations. Special rules are applied for determining the amount and accrual of qualified stated interest and OID on a floating rate note. A Note is considered a "variable rate debt instrument" if:

          (1) its issue price does not exceed the total noncontingent principal payments due under the Note by more than a specified de minimis amount;

          (2) it provides for stated interest, paid or compounded at least annually, at current values of

             - one or more qualified floating rates,

             - a single fixed rate and one or more qualified floating rates,

             - a single objective rate, or

             - a single fixed rate and a single objective rate that is a qualified inverse floating rate;

          (3) it provides that a qualified floating rate or objective rate in effect at any time during its term is set at a current value of that rate; and

          (4) except as provided under (1) above, it does not provide for any contingent principal payments.

     A "qualified floating rate" is any floating rate where variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the note is denominated (for example, LIBOR). Although a multiple of a qualified floating rate will generally not constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, under the OID Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the note together will constitute a single qualified floating rate. Two or more qualified floating rates will be conclusively presumed to meet the requirements of the preceding sentence if the value of all rates on the issue date are within 25 basis points of each other.

     An otherwise qualified floating rate subject to restrictions such as a cap, a floor or a periodic interest rate adjustment restriction, will not be a qualified floating rate unless the restrictions are fixed throughout the term of the Note or are not reasonably expected as of the issue date to significantly affect the yield on the Note.

     Any floating rate Notes subject to caps, floors, or governors that do not meet the above requirements could be treated as debt instruments providing for contingent payments.

     An "objective rate" is a rate other than a qualified floating rate, and is determined by a single fixed formula and based on objective financial or economic information outside of the issuer's control. The OID Regulations also provide that other variable interest rates may be designated in the future as objective rates by the Internal Revenue Service. A "qualified inverse floating rate" is any objective rate equal to a fixed rate minus a qualified floating rate, and that reasonably can be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds and disregarding those permissible restrictions discussed above in the definition of a qualified floating rate. However, a variable rate of interest on a floating rate Note will not constitute an objective rate if it is reasonably expected that the average value of the rate during the first half of the floating rate Note's term will be either significantly less than or greater than the average value of the rate during the final half of the Note's term.

     If a variable rate debt instrument provides for stated interest at a fixed rate for an initial period of one year or less and is followed by a variable rate intended on the issue date to approximate the fixed rate that is either a qualified floating rate or an objective rate, then the fixed rate and the variable rate together will constitute either a single qualified floating rate or an objective rate, as the case may be. A fixed rate and a variable rate will be conclusively presumed to meet the requirements of the preceding sentence if the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points.

     For floating rate Notes that provide for stated interest at either a single qualified floating rate or a single objective rate throughout their term and qualify as a "variable rate debt instrument" under the OID Regulations, any stated interest on the floating rate Note unconditionally payable at least annually in cash or property (other than debt instruments of the issuer) will constitute qualified stated interest and will be taxed accordingly. As such, a floating rate Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term of the floating rate Note and qualifies as a "variable rate debt instrument" under the OID Regulations will generally not be treated as having been issued with OID unless the floating rate Note is issued at a "true" discount in excess of a specified de minimis amount (i.e., at a price below the floating rate Note's stated principal amount). The amount of qualified stated interest and OID, if any, will be determined under the rules generally applicable to fixed rate debt instruments, by assuming that the variable rate is a fixed rate equal to (1) for qualified floating rates or qualified inverse floating rates, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or (2) for objective rates (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the floating rate Note. The amount of qualified stated interest attributable to an accrual period will be increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period under the rules described in this paragraph.

     To determine the amount and accrual of OID and qualified stated interest on any other floating rate Note that qualifies as a "variable rate debt instrument," the OID Regulations provide that the floating rate Note is to be converted into a hypothetical "equivalent" fixed rate debt instrument that has terms identical to the floating rate Note, except that it will substitute (1) for each qualified floating rate, its value as of the issue date (with appropriate adjustments so that the interval between each interest adjustment date is the same), (2) for a qualified inverse floating rate, its value as of the issue date, and (3) for an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the floating rate Note. For a floating rate Note that qualifies as a "variable rate debt instrument" and provides for stated interest at a fixed rate in addition to one or more qualified floating rates, or, in addition to a qualified inverse floating rate, the stated interest at the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the floating rate Note provides for a qualified inverse floating rate). However, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the floating rate Note as of its issue date is approximately the same as the fair market value of an otherwise identical debt instrument providing by its terms for either the qualified floating rate or the qualified inverse floating rate. After converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the floating rate Note is then converted into an "equivalent" fixed rate debt instrument in the manner described above.

     Once the floating rate Note is converted into an "equivalent" fixed rate debt instrument, the amount of OID and qualified stated interest, if any, are determined for the "equivalent" fixed rate debt instrument by applying the general OID rules to the "equivalent" fixed rate debt instrument. A U.S. Holder of the floating rate Note will account for the OID and qualified stated interest as if the U.S. Holder held the "equivalent" fixed rate debt instrument. An appropriate adjustment will be made in each accrual period for the amount of qualified stated interest or OID deemed accrued or paid with respect to the "equivalent" fixed rate debt instrument if different from the actual amount of interest accrued or paid on the floating rate Note during the accrual period.

     A floating rate Note not qualifying as a "variable rate debt instrument" under the OID Regulations will be treated as a contingent payment debt obligation. For a floating rate Note treated as a contingent payment debt obligation, interest payments will generally be treated as "contingent interest" payments. Under the OID Regulations, contingent interest payments on floating rate Notes are includible in a holder's income for a taxable year whether or not any payment amount is fixed or determinable in that year. As such, the amount of interest included in income for any particular accrual period would be determined by constructing a projected payment schedule, under applicable OID Regulations, for the floating rate Note and applying daily accrual rules similar to those for accruing OID on Notes issued with OID (as discussed above). However, if an actual amount of contingent interest payments is not equal to the projected amount, an adjustment to income must be made at the time of payment to reflect the difference. A more comprehensive description of United States Federal income tax treatment of floating rate Notes treated as contingent payment debt obligations will be in the applicable pricing supplement.

Notes with Put and/or Call Options

     We may redeem at our option certain of the Notes prior to their Stated Maturity (a "call option") and, additionally, certain or the same Notes may allow the holders to require us to repurchase the Notes prior to their Stated Maturity (a "put option"). Notes containing the features may be subject to rules that differ from the general tax rules discussed above. Any investors intending to purchase Notes with a put or call option should consult their own tax advisors, since OID consequences depend in part on particular terms and features of purchased Notes.

Subsequent Interest Periods and Extension of Maturity

     The pricing supplement for an issue of Notes will specify whether we have the option to reset or extend the interest rate or Stated Maturity of the Notes. For more information, see "Description of Medium-Term Notes, Series
M -- Subsequent Interest Periods" and "Description of Medium-Term Notes, Series M -- Extension of Maturity." If the option for reset or extension is exercised, the treatment for holders of Notes who do not elect for repayment of the Notes on the applicable Optional Reset Date or "old" Stated Maturity Date depends on the terms we establish for the Notes upon the exercise of the reset or extension option ("revised terms"). Depending on the particular circumstances, the holders may be treated as having surrendered the Notes for new Notes with the revised terms in a taxable exchange. Any purchasers of Notes with the reset or extension options should carefully examine the applicable pricing supplement and consult with their tax advisors since tax consequences depend, in part, on particular terms and features of the Notes.

Short-Term Notes

     No payment of interest on Notes that have a fixed maturity of one year or less ("Short-Term Notes") will be treated as a payment of qualified stated interest. The difference between a Short-Term Note's issue price and its stated redemption price at maturity will generally be treated as OID. U.S. Holders on the accrual method and certain other holders, including banks and dealers in securities, will accrue the OID on Short-Term Notes on a straight-line basis unless they elect an accrual method based on a constant yield with daily compounding or to accrue acquisition discount rather than OID. U.S. Holders using the cash method of accounting for tax purposes generally will be required to accrue OID or acquisition discount on a Short-Term Note. They will, however, have to defer deductions for net interest expense on any borrowing attributable to the Short-Term Note to the extent that the expense does not exceed accrued but unrecognized interest and OID or acquisition discount on the Note.

     Any gain recognized on the sale or exchange of a Short-Term Note by a U.S. Holder will be treated as ordinary income if the U.S. Holder has not accrued OID or acquisition discount on the Short-Term Note to the extent attributable to the accrued OID or acquisition discount.

Amortizable Bond Premium

     U.S. Holders purchasing Notes for amounts greater than the sum of all amounts payable on the Note, other than payments of qualified stated interest, will be considered to have purchased the Note with "amortizable bond premium" equal to the excess. A U.S. Holder may elect to amortize the premium using a constant yield method over the remaining term of the Note and accordingly reduce interest on the Note otherwise required to be included in income during any taxable year by the amortizable premium allocable to the taxable year. In case the amount of bond premium exceeds the corresponding amount of qualified stated interest, the excess will carryforward to future accrual periods. In the case of a floating rate Note treated as a "variable rate debt instrument," the bond premium, if any, and its allocation among accrual periods, will be determined by reference to the "equivalent rate debt instrument" to be constructed for such Note. If a Note purchased with amortizable bond premium may be optionally redeemed in the future at a price in excess of its stated redemption price at maturity, special rules could result in a deferral of the amortization of some bond premium until later in the term of the Note. Amortized bond premium will reduce a U.S. Holder's basis in the Note.

Election to Treat All Interest and Premium as OID

     U.S. holders may generally, upon election, include in income all interest including stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium which accrues on a debt instrument by using the constant yield method applicable to OID, subject to certain limitations and exceptions.

Disposition of a Note

     A U.S. Holder generally will recognize taxable gain or loss equal to the difference between any amount realized on the sale, exchange or retirement of a Note and that holder's adjusted tax basis in the Note, subject to the exceptions discussed above and except to any extent that gain or loss is attributable to accrued but unpaid interest or accrued market discount. A U.S. Holder's adjusted tax basis in a Note will generally equal that holder's initial investment in the Note, as increased by any OID included in income and any accrued market discount or any acquisition discount if the U.S. Holder has included the market discount or acquisition discount in income, and will be decreased by the amount of any payments previously received, other than qualified stated interest payments, and by any amortized bond premium with respect to the Note. The gain or loss generally will be capital gain and will be long term capital gain if the Note was held by the holder for more than twelve months.

Foreign Currency Notes

     Notes may be denominated in, or interest or principal on Notes may be determined by reference to, a foreign currency or foreign currency unit. The applicable pricing supplement will describe the federal income tax treatment of any such Notes.

NON-U.S. HOLDERS

U.S. Withholding Tax

     Subject to the discussion of backup withholding below, payments of principal of and interest (including OID, if any) on a Note to a non-U.S. Holder will not be subject to U.S. federal income or withholding tax if, in the case of interest or OID, (i) the non-U.S. Holder does not actually or constructively own 10% or more of the combined voting power of all classes of stock of the Company;
(ii) the non-U.S. Holder is not a controlled foreign corporation related to the Company through stock ownership, (iii) the non-U.S. Holder is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business, and (iv) prior to payment, a duly completed and executed IRS Form W-8BEN (or a permitted substitute form) is received certifying that the beneficial owner of the Note is not a United States person.

     However, if the requirements listed above are not satisfied, amounts paid with respect to a Note will be subject to a 30% United States federal withholding tax.

Disposition of a Note

     A non-U.S. Holder generally will not be subject to United States federal income or withholding tax on any gain realized on the sale or exchange of a Note (unless the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year and certain other conditions are met).

U.S. Estate Tax

     A Note held by an individual non-U.S. Holder who at the time of death was not a citizen or resident of the United States (for estate tax purposes) will generally not be subject to U.S. federal estate tax as a result of such individual's death.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Where required, the Company will report to the Holders of Notes and the IRS the amount of any interest paid on the Notes in each calendar year and the amounts of tax withheld, if any, with respect to the payments.

U.S. Holders

     U.S. Holders may be subject to backup withholding tax at a rate of 31% with respect to interest payments and gross proceeds from the sale, exchange or retirement of Notes unless (i) the U.S. Holder is a corporation or comes within certain other exempt categories or (2) prior to payment, the U.S. Holder provides an accurate taxpayer identification number and certifies as required on a duly completed and executed IRS Form W-9 (or permitted substitute form), and otherwise complies with the requirements of the backup withholding rules.

Non-U.S. Holders

     Non-U.S. Holders who have provided the form and certifications mentioned above or who have otherwise established an exemption will generally not be subject to backup withholding tax if neither the Company nor its agent has actual knowledge or reason to know that any information in those forms and certifications is unreliable or that the conditions of the exemption are in fact not satisfied. The Company or its agent will, however, report to the IRS payments of interest on Notes held by non-U.S. Holders.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Holder's United States federal income tax liability, provided that the required information is furnished to the IRS.

     The Economic Growth and Tax Relief Reconciliation Act of 2001, signed into law on June 7, 2001, will gradually reduce the backup withholding tax rate from 31% to 28% over a 6-year period.

                              PLAN OF DISTRIBUTION

     Subject to the terms and conditions set forth in the Distribution Agreement between us and the Agents, the Notes are being offered on a continuous basis by us through Lehman Brothers Inc., Salomon Smith Barney Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated, Banc of America Securities LLC and Goldman, Sachs & Co. (individually, an "Agent" and collectively, the "Agents"), who have agreed to use their best efforts to solicit offers to purchase Notes. We will have the sole right to accept offers to purchase Notes and may reject any offer to purchase Notes in whole or in part. An Agent will have the right, in its discretion reasonably exercised, to reject any offer to purchase Notes solicited by it in whole or in part. Payment of the purchase price of the Notes will be required to be made in immediately available funds. We will pay an Agent, in connection with sales of Notes resulting from a solicitation made or an order to purchase received by the Agent, a commission ranging from .125% to .750% of the principal amount of Notes to be sold; provided, however, that commissions with respect to Notes maturing more than thirty years from the date of issuance will be negotiated. We have agreed to reimburse the Agents for certain expenses.

     We may sell Notes directly to investors or indirectly through others for resale to the public. In this case, no underwriters or agents would be involved. No commission will be payable on Notes we sell directly to investors.

     We may also sell Notes to one or more Agents as principal who will purchase the Notes for their own account at a discount for resale to investors or other purchasers on terms agreed upon by us and the Agents. Notes sold to Agents as principal will be sold at a price equal to 100% of the principal amount less a percentage equal to the commission which would be applicable to any agency sale of a Note of identical maturity, unless the applicable pricing supplement provides otherwise. The Agents may resell the Notes in one or more transactions, including at varying prices determined at the time of sale or at a fixed public offering price. In addition, the Agents may offer the Notes they have purchased as principal to other dealers. The Agents may sell Notes to any dealer at a discount and the discount allowed to any dealer will not be in excess of the discount to be received by the Agent from us unless the applicable pricing supplement provides otherwise. After the initial public offering of Notes to be resold to investors and other purchasers on a fixed public offering price basis, the public offering price and any concessions and discounts may be changed.

     The Agents may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Agents may overallot in connection with the offering, creating a short position in the Notes for their own account. In addition, to cover overallotments or to stabilize the price of the Notes, the Agents may bid for, and purchase, the Notes in the open market. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The Agents are not required to engage in these activities, and may end any of these activities at any time.

     Underwriters, dealers, and agents that participate in the distribution of the Notes may be underwriters as defined in the Securities Act of 1933, as amended (the "Act"), and any discounts or commissions received by them from us and any profit on the resale of the Notes by them may be treated as underwriting discounts and commissions under the Act. We have agreements with the Agents to indemnify them against certain liabilities, including liabilities under the Act, or to contribute with respect to payments which the Agents may be required to make.

     The Agents and their affiliates may engage in transactions with, or perform services for, us or our subsidiaries or affiliates in the ordinary course of their businesses.

     We do not intend to list the Notes on any securities exchange. The Agents may make a market in the Notes; however, the Notes will not have an established trading market when issued and although the Agents may from time to time purchase and sell Notes in the secondary market, they are not obligated to do so. There can be no assurances that there will be a secondary market for the Notes or liquidity in any secondary market.

PROSPECTUS

[ILFC LOGO]
INTERNATIONAL LEASE FINANCE CORPORATION

     By this prospectus, we may offer:

                                DEBT SECURITIES

     These securities will have an aggregate offering price of up to $4,000,000,000 or an equivalent amount in U.S. dollars if any securities are denominated in a currency other than U.S. dollars. We may offer these securities in one or more series, with the same or different maturity dates, and at par or with an original issue discount.

     We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the prospectus supplement carefully before you invest.

     Our affiliates, including AIG Financial Securities Corp., may use this prospectus in the initial sale of these securities or in a secondary market transaction in these or similar securities after their initial sale. You may assume that the prospectus is being used in a secondary market transaction unless we or our agent or one of our affiliates informs you otherwise. There are no assurances that there will be a secondary market for these securities. Unless stated otherwise in the accompanying prospectus supplement, we do not intend to list any of these securities on an exchange.

                           -------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT THAT WE HAVE REFERRED YOU TO. NO ONE IS AUTHORIZED TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS DOCUMENT.

                           -------------------------

The date of this prospectus is May 10, 2001

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    3
Where You Can Find More Information.........................    5
The Company.................................................    5
American International Group, Inc...........................    6
Use of Proceeds.............................................    6
Prospectus Supplement.......................................    6
Description of Debt Securities..............................    6
Plan of Distribution........................................   17
Experts.....................................................   18
Legal Matters...............................................   18

                                    SUMMARY

     This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. To understand the terms of the debt securities we are offering by this prospectus, you should carefully read this prospectus and the prospectus supplement that gives the specific terms of the securities we are offering. You should also read the documents we have referred you to in "Where You Can Find More Information" on page 5 for information on us and our financial statements.

INTERNATIONAL LEASE FINANCE CORPORATION

     Our primary business is acquiring new and used commercial jet aircraft and leasing and selling those aircraft to domestic and foreign airlines. We also sell commercial jet aircraft for our own account, for the account of airlines and for others.

     We are an indirect wholly owned subsidiary of American International Group, Inc. We are incorporated in the State of California and maintain our principal executive offices at 1999 Avenue of the Stars, 39th Floor, Los Angeles, California 90067. Our telephone number is (310) 788-1999 and our telecopier number is (310) 788-1990.

RATIO OF EARNINGS TO FIXED CHARGES

     Our ratio of earnings to fixed charges for the periods indicated are set forth below:

      YEARS ENDED DECEMBER 31,
------------------------------------
1996   1997    1998    1999    2000
-----  -----   -----   -----   -----
1.53x  1.63x   1.65x   1.82x   1.73x

     We computed the ratios of earnings to fixed charges by dividing earnings by fixed charges. For this purpose, "earnings" consist of income before income taxes plus fixed charges (excluding capitalized interest), and "fixed charges" consist of interest expense and capitalized interest.

THE DEBT SECURITIES WE MAY OFFER

     We may offer up to $4,000,000,000 in debt securities. We may sell the debt securities through underwriters or dealers, directly to purchasers or through agents. The prospectus supplement and the pricing supplement, if one is used, will describe the specific amounts, prices and terms of the debt securities.

THE DEBT SECURITIES

     We may from time to time offer debt securities which are unsecured and unsubordinated obligations of our Company. These debt securities will rank equally with all of our other unsecured and unsubordinated debt which, at March 31, 2001, aggregated approximately $11.54 billion.

     We have summarized the general features of the debt securities below. We encourage you to read the indenture which governs the debt. A copy of the indenture is incorporated by reference as Exhibit 4 to this Registration Statement and is available to the public. See "Where You Can Find More Information."

     The following are general indenture provisions that relate to the debt securities offered by this prospectus.

     - The indenture does not limit the amount of debt that we may issue or provide a holder of debt securities offered by this prospectus with any protection from the consequences of a highly leveraged transaction involving us.

     - The indenture allows us to merge or consolidate with another company, or sell all or substantially all of our assets to another company, subject to certain conditions. If these events occur, the other company will be required to assume our responsibilities on the debt and, in a merger or consolidation where we are not the surviving corporation or where we sell our assets substantially as an entirety, we will have no further liabilities or obligations with respect to the debt securities.

     - Upon our request to change an obligation created by the indenture, the holders of a majority of the total principal amount of the debt outstanding in any series may vote to change our obligations or your rights concerning the debt in that series. We may also amend or supplement the indenture for certain purposes without the consent of any holder of debt securities. However, to change any term relating to the payment of principal or interest for a series of debt securities, every holder in the affected series must consent.

     - Under certain conditions, we may discharge the indenture at any time by depositing sufficient funds with the trustee to pay the obligations when due. All amounts due to you on the debt would be paid by the trustee from the deposited funds.

     The following are events of default under the indenture:

     - Our failure to pay interest for 30 days.

     - Our failure to pay principal and any premium when due.

     - Our failure to make any sinking fund payment when due.

     - Our failure to perform covenants for 60 days after receipt of notice to cure.

     - Our failure to pay our debt under any mortgage or indenture of at least $50,000,000 when due and payable other than as a result of acceleration, or which becomes due upon acceleration which is not rescinded or such debt discharged, each within 30 days after written notice to us.

     - Certain events in bankruptcy, insolvency or reorganization.

     - Any other events of default relating to a specific series of debt securities and set forth in the prospectus supplement for those debt securities.

     If there is an event of default, the trustee or holders of at least 25% of the principal amount outstanding of a series may declare the principal immediately payable for that series. However, holders of a majority in principal amount of that series may cancel this declaration.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-732-0330 for further information on the public reference rooms. Our SEC filings are also available to the public on the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and supplements to this prospectus. We incorporate by reference our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and our Current Reports on Form 8-K event dates January 10, 2001, January 19, 2001 (two Reports), February 12, 2001 and March 14, 2001. The information filed by us with the SEC in the future will update and supercede this information.

     We also incorporate by reference any filings we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") after the date of the original filing of the registration statement, of which this prospectus is part, and until our offering is completed.

     You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

            Alan H. Lund
            Executive Vice President, Co-Chief Operating
            Officer and Chief Financial Officer
            International Lease Finance Corporation
            1999 Avenue of the Stars, 39th Floor
            Los Angeles, California 90067
            Telephone: 310-788-1999

                                  THE COMPANY

     We acquire new and used commercial jet aircraft for the purpose of leasing and selling such aircraft to domestic and foreign airlines. In terms of the number and value of transactions completed, we are a major owner-lessor of commercial jet aircraft. In addition, we resell commercial jet aircraft for our own account, for the account of airlines and for others. At December 31, 2000, we had committed to purchase 488 aircraft deliverable through 2009 at an estimated aggregate purchase price (including adjustment for anticipated inflation) of $27.3 billion, of which we currently anticipate taking delivery of approximately 67 aircraft in 2001 with an estimated aggregate purchase price of $3.5 billion.

     We are an indirect wholly owned subsidiary of American International Group, Inc. ("AIG").

     We are incorporated in the State of California. We maintain our principal executive offices at 1999 Avenue of the Stars, 39th Floor, Los Angeles, California 90067. Our telephone number is (310) 788-1999 and our telecopier number is (310) 788-1990.

                       AMERICAN INTERNATIONAL GROUP, INC.

     AIG is a holding company which through its subsidiaries is engaged in a broad range of insurance and insurance-related activities and financial services in the United States and abroad. AIG's primary activities include both general and life insurance operations. Other significant activities include financial services and asset management. The common stock of AIG is listed on the New York Stock Exchange, among others.

NEITHER AIG NOR ANY OF ITS AFFILIATES WILL BE A CO-OBLIGOR OR GUARANTOR OF THE DEBT SECURITIES.

                                USE OF PROCEEDS

     We will use proceeds that we receive from the sale of the debt securities, together with internally generated funds, for general corporate purposes unless the prospectus supplement states otherwise. General corporate purposes will include our purchases of aircraft. We will invest any proceeds from the sale of the debt securities not immediately used in marketable securities until spent.

                             PROSPECTUS SUPPLEMENT

     The prospectus supplement provides the specific terms of the debt securities and may differ from the general information provided in this prospectus. You should rely on the prospectus supplement if the information we provide in it is different from the information contained in this prospectus.

                         DESCRIPTION OF DEBT SECURITIES

     We may offer unsecured and unsubordinated debt securities (the "Debt Securities") under an indenture dated as of November 1, 2000 (the "Indenture"), between us and The Bank of New York, as trustee (the "Trustee"). The following is a summary of certain provisions of the Debt Securities and of the Indenture and does not contain all of the information which may be important to you. You should read all provisions of the Indenture carefully, including the definitions of certain terms, before you decide to invest in the Debt Securities. If we refer to particular sections or defined terms of the Indenture, we mean to incorporate by reference those sections or defined terms of the Indenture. A copy of the Indenture is incorporated by reference as an Exhibit to this Registration Statement. See "Where You Can Find More Information."

GENERAL

     The Debt Securities will rank equally with our other unsecured and unsubordinated indebtedness which, at March 31, 2001, aggregated approximately $11.54 billion. The Indenture does not limit the amount of Debt Securities that we may issue. We may issue Debt Securities in one or more series, with the same or various maturities, at par, or with original issue discount. The prospectus supplement will describe any Federal income tax consequences and other special considerations applicable to any Debt Securities issued with original issue discount.

     The prospectus supplement will set forth the initial offering price, the aggregate principal amount and the following terms of the Debt Securities:

      (1) the title;

      (2) any limit on the aggregate principal amount of a particular series;

      (3) to whom interest on the Debt Securities should be paid if other than the registered owner;

      (4) the date or dates on which we agree to pay principal;

      (5) the rate or rates of interest for the Debt Securities (which may be fixed or variable) and, if applicable, the method used to determine the rate or rates of interest, the date or dates from which interest will accrue, the dates that interest shall be payable and the record date for the payment of the interest;

      (6) the place or places where principal and interest will be payable, or the method of such payment;

      (7) the period or periods within which, the price or prices at which, and the terms and conditions upon which the Debt Securities may be redeemed, in whole or in part, at our option;

      (8) any mandatory or optional sinking fund or analogous provisions and our obligation, if any, to redeem or repurchase the Debt Securities pursuant to any sinking fund or similar provisions or at the option of a holder thereof, and the period, price and terms and conditions for the redemption or repurchase;

      (9) the currency or currencies in which we agree to make payments on Debt Securities;

     (10) the method of determining amounts of principal, any premium and interest payable on the Debt Securities if these amounts are calculated in reference to an index;

     (11) the amount of principal that we will pay upon acceleration, if other than the entire principal amount;

     (12) whether we will issue the debt securities in certificates or book-entry form see "Certificated Securities" and "Global Securities" below);

     (13) additional Events of Default, if any; and

     (14) any additional terms.

PAYMENT OF INTEREST AND EXCHANGE

     We will issue the Debt Securities of each series either in the form of one or more global securities (each a "Global Security") registered in the name of Cede & Co. as the nominee of The Depository Trust Company (the "Depositary"), or as a certificate issued in definitive registered form (a "Certificated Security"), as set forth in the prospectus supplement. If we do not state the form of a series of Debt Securities in a prospectus supplement, we are issuing the series as a Global Security. Principal, premium, if any, and interest, if any, is to be paid to registered holders at the office of the Trustee in the

Borough of Manhattan City and State of New York or at any paying agency maintained by the Company for that purpose as described under "Global Securities" below. We may provide at our option for payment of interest to registered holders of Certificated Securities by check mailed to the address of the holder as it appears on the register for the Certificated Securities.

CERTIFICATED SECURITIES

     A holder may present Certificated Securities for transfer or exchange at the Trustee's office or paying agencies in accordance with the terms of the Indenture unless the prospectus supplement states otherwise. There will not be a service charge for any transfer or exchange of Certificated Securities, but the transfer or exchange is subject to other limitations set forth in the Indenture.

GLOBAL SECURITIES

     Unless we tell you otherwise in a prospectus supplement, we will register each Global Security representing Debt Securities in the name of Cede & Co., as nominee of the Depositary. Cede & Co. may not transfer any Global Security, in whole or in part, to anyone except the Depositary or a nominee of the Depositary unless it is exchanged first for a Certificated Security.

     The information under the headings "The Depositary" and "Book-Entry System" in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources we believe to be reliable.

The Depositary

     The Depositary is a limited-purpose trust company organized under the New York Banking Law. It is also a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Exchange Act. The Depositary holds securities deposited by persons that have accounts with the Depositary, which it refers to as "Direct Participants". The Depositary also facilitates the settlement among Direct Participants and Indirect Participants, as defined below, of securities transactions in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts. This eliminates the need for physical movement of securities certificates.

     The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Indirect Participants in the Depositary's book-entry system include securities brokers and dealers, banks and trust companies. Indirect Participants access the Depositary's system by clearing through or maintaining custodial relationships with a Direct Participant.

     The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. Those laws may impair the ability to transfer beneficial interests in Debt Securities represented by Global Securities.

Book-Entry System

     We anticipate that the following provisions will apply to all depositary arrangements unless the prospectus supplement states otherwise.

     Ownership of beneficial interests in Debt Securities will be limited to Direct Participants or persons that may hold an interest through Direct Participants, such as securities brokers and dealers, banks and trust companies. We refer to these persons holding through Direct Participants as "Indirect Participants."

     Upon the issuance of a Global Security, the Depositary will credit, on its book-entry registration and transfer system, to the accounts of the applicable Direct Participants, the respective principal amounts of the Debt Securities represented by such Global Security. The accounts to be credited will be designated by any underwriters or agents participating in the distribution of those Debt Securities. Purchases of Debt Securities under the Depositary's system must be made by or through Direct Participants, which will receive a credit for the Debt Securities on the Depositary's records. The ownership interest of each actual purchaser of Debt Securities will be recorded on the Direct Participants' and Indirect Participants' records. We refer to these actual purchasers as "Beneficial Owners."

     Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but we expect Beneficial Owners to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participant or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Debt Securities are expected to be effected by entries made on the books of Participants acting on behalf of Beneficial Owners.

     So long as the Depositary or its nominee is the registered owner of a Global Security, it will be considered the sole owner or holder of the Debt Securities represented by that Global Security for all purposes under the Indenture. Beneficial Owners will not be entitled to have the Debt Securities represented by a Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture.

     We will make payments of principal, premium, if any, and interest on Book-Entry Securities to the Depositary or its nominee, as the registered owner of the Global Security. Neither we nor the Trustee or any of our agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security, or with respect to maintaining, supervising or reviewing any records relating to a beneficial ownership interest.

     We expect that the Depositary, upon receipt of any principal, premium or interest payment, will immediately credit Direct Participants' accounts with payments in amounts proportionate to the respective beneficial interests in the Global Security, as shown on the records of the Depositary. We also expect that payments by Direct Participants to Indirect Participants and by Direct Participant and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, and accordingly will be the responsibility of the Participants.

     As long as the Debt Securities are held by the Depositary or its nominee and the Depositary continues to make its same day funds settlement system available to us, all payments of principal and interest on the Debt Securities will be made in immediately available funds. We are advised that the Depositary's practice is to credit Direct Participants' accounts on the applicable payment date unless the Depositary has reason to believe that it will not receive payment on that date.

     Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing house or next-day funds. However, we expect that the Debt Securities will trade in the Depositary's Same-Day Funds Settlement system. Accordingly, the Depositary will require that secondary trading activity in the Debt Securities settle in immediately available funds. We do not make any assurances as to any possible effect the requirement for settlement in immediately available funds could have on trading activity in the Debt Securities.

     We expect that the forwarding of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among themselves, subject to any statutory or regulatory requirements which may be in effect. Neither the Depositary nor Cede & Co. will consent or vote with respect to the Debt Securities. We are advised that the Depositary's usual procedure is to mail an omnibus proxy to us as soon as possible after the record date with respect to any such consent or vote. The omnibus proxy would assign Cede & Co.'s consenting or voting rights to the Direct Participants to whose accounts the Debt Securities are credited on the applicable record date, which will be identified in a listing attached to the omnibus proxy.

     In the event the Depositary is unwilling or unable to continue as Depositary for a series of Debt Securities and we do not appoint a successor Depositary within 90 days, we will issue the Debt Securities in certificated form in exchange for the Global Security.

     We may decide at any time not to have Debt Securities of a particular series represented by one or more Global Securities and, accordingly will issue Debt Securities representing such series in certificated form in exchange for all of the Global Security or Securities representing those Debt Securities.

CERTAIN COVENANTS OF THE COMPANY

     Restrictions on Liens. We will not, and will not permit any Restricted Subsidiary to, issue, assume or guarantee any indebtedness for borrowed money secured by any mortgage, as defined under the heading "Certain Definitions" below:

     - upon any of our property or the property of any Restricted Subsidiary, as defined under the heading "Certain Definitions" below, or

     - upon any shares of any Restricted Subsidiary,

without ensuring that the Debt Securities are equally and ratably secured. We may also choose to secure our other indebtedness and the indebtedness of a Restricted Subsidiary ranking equally with the Debt Securities at the time we secure the Debt Securities. This limitation does not apply to:

     (1) mortgages existing on November 1, 2000;

     (2) certain mortgages securing all or a part of the purchase price of property, other than property acquired for lease to another person;

     (3) mortgages on the property of a Restricted Subsidiary existing at the time it became a Restricted Subsidiary;

     (4) mortgages securing indebtedness for borrowed money owed by a Restricted Subsidiary to us or another Restricted Subsidiary;

     (5) mortgages on property of another corporation that are in existence at the time we or a Restricted Subsidiary acquire the property of that corporation as an entirety or substantially as an entirety, including acquisition by merger or consolidation;

     (6) any replacement of any of the items listed in clauses (1) through (5) above, provided that the principal amount of the indebtedness secured by the mortgage may not be increased and the principal repayment schedule and maturity may not be extended and the mortgage is limited to the same property subject to the mortgage replaced or property substituted therefor;

     (7) liens in connection with certain legal proceedings;

     (8) liens for certain taxes or assessments, landlord's liens and charges incidental to the conduct of our business or the ownership of property and assets by ourselves or a Restricted Subsidiary, if the liens are not incurred in connection with the borrowing of money and do not, in our opinion, materially impair the use of that property in our business operations or the business operations of a Restricted Subsidiary or the value to the business of that property; and

     (9) mortgages not otherwise excepted above which, when aggregated with all other outstanding indebtedness for borrowed money of ours and of Restricted Subsidiaries secured by mortgages and not listed in clauses
         (1) through (8) above, do not exceed 12.5% of our Consolidated Net Tangible Assets, as defined under the heading "Certain Definitions" below.

     Restrictions as to Dividends and Certain Other Payments. We may not pay or declare any dividend or make any distributions on any of our capital stock, except certain stock and other distributions, or make any payment ourselves or through any Restricted Subsidiary to acquire or retire shares of stock, at a time when an Event of Default has occurred and is continuing under the Indenture because:

     (1) we have failed to pay interest on the Debt Securities of that series when due and continue not to pay for 30 days;

     (2) we have failed to pay the principal and premium, if any, on the Debt Securities of that series when due either at maturity, upon redemption, or when due by declaration or otherwise; or

     (3) we have failed to deposit any sinking fund payment with respect to Debt Securities of that series when and as due.

     Restrictions on Investments in Non-Restricted Subsidiaries. We will not, nor will we permit any Restricted Subsidiary to, invest in or transfer assets to a Non-Restricted Subsidiary if immediately after the transfer we would be in breach of or default under the Indenture.

     Limited Covenants in the Event of a Highly Leveraged Transaction. Other than our covenants included in the Indenture described above and as described below in "Merger and Sale of Assets," there are no covenants or provisions in the Indenture that afford holders protection should we participate in a highly leveraged transaction, leveraged buyout, reorganization, restructuring, merger or similar transaction.

CERTAIN DEFINITIONS

     Certain significant terms which are defined in the Indenture are set forth below:

     "Consolidated Net Tangible Assets" means the total amount of assets (less depreciation and valuation reserves and other reserves and items deductible from the gross book value of specific asset accounts under generally accepted accounting principles) which under generally accepted accounting principles would be included on a balance sheet for us together with our Restricted Subsidiaries, after deducting:

     (1) all liability items except indebtedness (whether incurred, assumed or guaranteed) for borrowed money maturing by its terms more than one year from the date of creation thereof or which is extendible or renewable at the sole option of the obligor in a manner where it could become payable more than one year from the date of creation thereof, shareholder's equity and reserves for deferred income taxes,

     (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case, would be included on our balance sheet, and

     (3) investments and equity in the net assets of Non-Restricted
         Subsidiaries.

     "Mortgages" means any mortgage, pledge, lien or other encumbrance of any nature upon any property of ours or any Restricted Subsidiary.

     "Non-Restricted Subsidiary" means (1) any Subsidiary designated as non-restricted by our Board of Directors in accordance with the Indenture, and
(2) any other Subsidiary of which one or more Non-Restricted Subsidiaries owns, directly or indirectly, the majority of the voting stock, if a corporation, or, if a limited partnership, in which the Non-Restricted Subsidiary is a general partner.

     "Restricted Subsidiaries" means all Subsidiaries other than Non-Restricted Subsidiaries. Our Board of Directors may change the designations of Restricted Subsidiaries and Non-Restricted Subsidiaries, subject to specified conditions in the Indenture.

     "Subsidiary" means any corporation, partnership or trust of which we or a Subsidiary own, or we together with one or more Subsidiaries own, directly or indirectly, more than 50% of the Voting Stock.

MERGER AND SALE OF ASSETS

     We may consolidate with or merge into any other Person or convey, transfer or lease our properties and assets substantially as an entirety to any Person, and another Person may consolidate or merge with us or convey, transfer or lease its properties and assets to us substantially as an entirety if the following conditions are satisfied:

     (1) the entity formed by consolidation or merger or to which such assets or properties are conveyed, transferred or leased, is a corporation, partnership or trust organized and validly existing under the laws of the United States, any State or the District of Columbia and such Person expressly assumes our obligations under the Indenture;

     (2) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing; and

     (3) if our property or assets become subject to a mortgage, pledge, lien, security interest or other encumbrance not permitted by the Indenture, each of ourselves and such entity have taken appropriate steps to secure any of the Debt Securities equally and ratably with the securities secured thereby.

     Upon such consolidation, merger or conveyance, transfer or lease, the successor entity shall be substituted for us under the Indenture and, except in the case of such a lease, we will be relieved of all obligations under the Indenture.

AMENDMENT, SUPPLEMENT AND WAIVER OF THE INDENTURE

     We, together with the Trustee, may amend or supplement the Indenture with the consent of the holders of a majority in principal amount of the outstanding Debt Securities of each series affected by such amendment or supplement. Any past default by ourselves and its consequences may be waived with the consent of the holders of a majority in principal amount of the outstanding Debt Securities of each series affected by such default. However, we may not enter into any amendment, supplement or waiver without the consent of the holders of all affected Debt Securities if the amendment, supplement or waiver would:

     (1) cause a change in the stated maturity of principal or any installment of principal or interest on any Debt Security;

     (2) reduce the principal amount payable or the rate of interest thereon or any premium payable upon the redemption of the Debt Security;

     (3) change the stated maturity of any Debt Security (or reduce the amount payable upon a declaration of acceleration);

     (4) change the time for payment of any interest on any Debt Security;

     (5) make any Debt Security payable in a currency other than that stated in the Debt Security; or

     (6) reduce the stated percentage of principal amount of Debt Securities whose holders must consent to such amendment, supplement or waiver.

     We, together with the Trustee, may, without the consent of any holder of Debt Securities, amend or supplement the Indenture for purposes including:

     (1) to evidence our succession by another corporation;

     (2) to add covenants or additional Events of Default for the benefit of the holders of all or any series of Debt Securities;

     (3) to cure any ambiguity;

     (4) to correct any provision of the Indenture inconsistent with other provisions or make any other provision which does not adversely materially affect the interests of the holders of Debt Securities; or

     (5) to change or eliminate any provision of the Indenture if such change or elimination is effective only when there are no Debt Securities outstanding issued prior to such change or elimination and entitled to the benefit of such provision.

EVENTS OF DEFAULT

     The Indenture defines an Event of Default as being any one of the following occurrences:

     (1) our failure to pay interest on the Debt Securities of that series when due and the continuation of our failure to pay for 30 days;

     (2) our failure to pay the principal and premium, if any, on the Debt Securities of that series when due at maturity, when due upon redemption, or when due by declaration or otherwise;

     (3) our failure to deposit any sinking fund payment for that series of Debt Securities when and as due;

     (4) our default in the performance of any other covenant contained in the Indenture (except as to covenants included in the Indenture not for the benefit of that particular series of Debt Securities) continued for 60 days after written notice;

     (5) our default under any mortgage, indenture (including the Indenture) or instrument under which indebtedness for borrowed money is issued or is secured or evidenced, which default constitutes a failure to pay principal of such indebtedness in an amount exceeding $50,000,000 when due and payable (other than as a result of acceleration) or results in indebtedness for borrowed money in the aggregate of $50,000,000 or more becoming or being declared due and payable before its terms, and such acceleration is not rescinded or annulled, or such indebtedness for borrowed money is not discharged within 30 days after written notice to us by the Trustee, or notice to each of ourselves and the Trustee by the holders of at least 25% in principal amount of the outstanding Debt Securities of that series;

     (6) certain events in bankruptcy, insolvency or reorganization; or

     (7) any other events of default provided with respect to the Debt
         Securities.

     If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the Debt Securities of each affected series may declare the Debt Securities of that series to be due and payable immediately, but under certain conditions such acceleration may be rescinded by the holders of a majority in principal amount of the Debt Securities of each affected series.

     The holder of any Debt Security of a series will not have any right to institute any proceeding with respect to the Indenture or remedies thereunder, unless

     (1) the holder previously gives the Trustee written notice of an Event of Default,

     (2) the holders of not less than 25% in principal amount of the outstanding Debt Securities of that series shall have also made such written request to the Trustee and offered the Trustee satisfactory indemnity to institute such proceeding as Trustee, and

     (3) the Trustee for 60 days shall have failed to institute such proceeding.

However, the right of any holder of any Debt Security to institute suit for enforcement of any payment of principal, premium, if any, and interest on such Debt Security on or after the applicable due date, may not be impaired or affected without such holder's consent.

     The holders of a majority in principal amount of outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or for exercising any trust or power conferred on the Trustee with respect to Debt Securities of that series. However, the Trustee may refuse to follow any direction that conflicts with any rule of law or the Indenture. Before proceeding to exercise any right or power under the Indenture at the direction of such holders, the Trustee shall be entitled to receive reasonable security or indemnity from such Holders against the costs, expenses and liabilities which could be incurred in compliance with any such direction. The Trustee may withhold from holders of Debt Securities notice of any continuing default (except a default in payment of principal, premium, if any, or interest), if it determines that withholding notice is in their interests.

     We are required to furnish to the Trustee within 120 days after the end of each fiscal year a statement as to whether any default under the Indenture occurred during the fiscal year.

DEFEASANCE AND COVENANT DEFEASANCE

     We may discharge our obligations under the Indenture with respect to any series of Debt Securities other than:

          1. our obligation to register, transfer and exchange certificated Debt Securities;

          2. our obligations with respect to mutilated, destroyed, lost or stolen certificated Debt Securities;

          3. our obligations to maintain an office or agency in the place designated for payment of the Debt Securities and with respect to the treatment of funds held by paying agents; and

          4. certain obligations to the Trustee.

     We refer to this as a "defeasance." We may also be released from the restrictions described under the heading "Certain Covenants of the Company" above and any other restrictions identified in the applicable prospectus supplement with respect to a series of Debt Securities. We refer to this as "covenant defeasance."

     The conditions we must satisfy for defeasance or covenant defeasance include the following:

     A. We must have irrevocably deposited with the Trustee or another satisfactory trustee, trust funds for the payment of the Debt Securities of that series. The trust funds must consist of money or U.S. Government Obligations, as defined below, or a combination thereof, which will be in an amount sufficient without reinvestment to pay at maturity or redemption the entire amount of principal, premium, if any, and interest on the Debt Securities of that series.

     B. No Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to the Debt Securities of that series has occurred and is continuing on the date we make the deposit and, for certain purposes, has occurred during the period ending on the 123rd day after the date of the deposit, or any longer preference periods.

     C. The defeasance or covenant defeasance will not cause the Trustee to have a conflicting interest as referred to in the Indenture.

     D. The defeasance or covenant defeasance will not result in a breach or violation of the Indenture or other material agreements or instruments or cause the Debt Securities of that series, if listed on a national securities exchange, to be delisted.

     In the case of defeasance, we are also required to deliver to the Trustee an opinion of counsel stating that we have received a direct ruling from the Internal Revenue Service, or such a ruling has been published, or since the date of the Indenture there has been a change in the applicable Federal income tax law, such that the holders of the outstanding Debt Securities of the series to be defeased will not recognize income, gain or loss for Federal income tax purposes as a result of the defeasance. The ruling must provide that the holders of the outstanding Debt Securities to be defeased will be subject to Federal income tax on the same amounts, in the same manner, and at the same times as would have been the case if the defeasance had not occurred.

     In the case of a covenant defeasance, we are required to deliver to the Trustee an opinion of counsel to the effect that the holders of the outstanding Debt Securities of the series for which covenant defeasance is proposed will not recognize income, gain or loss for Federal income tax purposes as a result of the covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred.

     "U.S. Government Obligations" is defined in the Indenture as securities that are:

     (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or

     (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America.

     In either case, the U.S. Governmental Obligations may not be callable or redeemable at the option of the issuer, and shall also include a depositary receipt issued by a bank, as defined in Section 3(a)(2) of the Securities Act of 1933, as amended, as custodian with respect to that U.S. Government Obligation or a specific payment of principal of or interest on that U.S. Government Obligation held by the custodian for the account of the holder of the depositary receipt.

THE TRUSTEE

     The Trustee has functioned as an unsecured lender to us from time to time. In addition, we may maintain deposit accounts and conduct other banking transactions with the Trustee in the ordinary course of business.

GOVERNING LAW

     The Indenture and the Debt Securities will be governed by and construed in accordance with the laws of the State of New York.

                              PLAN OF DISTRIBUTION

     We may sell the Debt Securities either: (1) through underwriters or dealers; (2) directly to one or more purchasers; or (3) through agents.

     If underwriters or dealers are used in the sale, the underwriters or dealers will acquire the Debt Securities for their own account and may later resell the Debt Securities. Resale transactions for the Debt Securities may include negotiated transactions, the resale at a fixed public offering price or resale at varying prices determined at the time of sale. The Debt Securities may be offered to the public through underwriting syndicates which may be represented by managing underwriters. Such underwriting firms may purchase and sell the Debt Securities in the secondary market, but they are not obligated to do so. There are no assurances that there will be a secondary market for the Debt Securities. The obligations of the underwriters to purchase the Debt Securities will be subject to certain conditions. The underwriters will be obligated to purchase all the Debt Securities of a series if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     We may also sell the Debt Securities directly or through agents designated by us. We will name any agent involved in the offer or sale of the Debt Securities and state any commissions paid by us to that agent in the prospectus supplement. We will set forth in the prospectus supplement the net proceeds we will receive from the sale of the Debt Securities. Unless indicated in the prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment. Any agent will also be deemed to be an underwriter as that term is defined in the Securities Act.

     We may authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase Debt Securities at the public offering price provided in the prospectus supplement and provide for payment and delivery on a future date specified in the prospectus supplement. Contracts for those delayed purchases will be subject only to the conditions contained in the prospectus supplement and the prospectus supplement will set forth the commission to be paid for solicitation of those contracts.

     We may indemnify any underwriters, dealers and agents who participate in the distribution of the Debt Securities against certain civil liabilities, including liabilities under the Securities Act. We also may agree to make contributions with respect to payments which the agents or underwriters may be required to make. Those underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

     AIG Financial Securities Corp., one of our affiliates, may act as an underwriter, dealer or agent in a sale of the Debt Securities. Any sale involving AIG Financial Securities Corp. will be made pursuant to the provisions of Rule 2720 of the National Association of Securities Dealers, Inc. (the "NASD").

     Neither AIG Financial Securities Corp. nor any other participating NASD member having a conflict of interest within the meaning of Rule 2720 will confirm initial sales to any discretionary accounts over which it has authority without the prior specific written approval of the customer.

     Our affiliates, including AIG Financial Securities Corp., may use this prospectus in the initial sale of these securities or in a secondary market transaction in these or similar securities after their initial sale. We will not receive any proceeds from secondary market transactions. You may assume that the prospectus is being used in a secondary market transaction unless we or our agent or one of our affiliates informs you otherwise.

     The maximum commission or discount to be received by an NASD member or independent broker-dealer will not be greater than 8% of the aggregate principal amount of the Debt Securities being offered, for the sale of any Debt Securities pursuant to this prospectus and any accompanying prospectus supplement.

                                    EXPERTS

     The consolidated financial statements and financial statement schedule incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

     The validity of the issuance of the Debt Securities we are offering will be passed upon for us by O'Melveny & Myers LLP, Los Angeles, California. Morgan, Lewis & Bockius LLP, Los Angeles, California will pass upon certain legal matters for the underwriters or agents.

                                 $1,500,000,000

                                  (ILFC LOGO)

                              INTERNATIONAL LEASE
                              FINANCE CORPORATION

                          MEDIUM-TERM NOTES, SERIES M

                          ----------------------------

                             PROSPECTUS SUPPLEMENT

                                 JUNE 15, 2001

                          ----------------------------

                                LEHMAN BROTHERS

                              SALOMON SMITH BARNEY

                              MERRILL LYNCH & CO.

                                   JP MORGAN

                           MORGAN STANLEY DEAN WITTER

                         BANC OF AMERICA SECURITIES LLC

                              GOLDMAN, SACHS & CO.